   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 1995

                                                       REGISTRATION NO. 33-63505
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                   WESTERN RESOURCES CAPITAL I                                          WESTERN RESOURCES, INC.
                  WESTERN RESOURCES CAPITAL II                                       (Exact name of registrant as
                  (Exact name of registrants as                                        specified in its charter)
              specified in their Trust Agreements)
                            DELAWARE                                                            KANSAS
                                   (State or other jurisdiction of incorporation or organization)
                       (TO BE APPLIED FOR)                                                    48-0290150
                                               (I.R.S. Employer Identification Nos.)

                               818 KANSAS AVENUE
                              TOPEKA, KANSAS 66612
                                 (913) 575-6300

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                        STEVEN L. KITCHEN                                               JOHN K. ROSENBERG, ESQ.
      EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER                   EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                     WESTERN RESOURCES, INC.                                            WESTERN RESOURCES, INC.
                      TOPEKA, KANSAS 66612                                               TOPEKA, KANSAS 66612
                         (913) 575-6300                                                     (913) 575-6300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after
the Registration Statement becomes effective, as determined by market conditions and other factors.
                               ------------------

    If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


    If any of the securities beng registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ------------------


                        CALCULATION OF REGISTRATION FEE



                                                                                      PROPOSED MAXIMUM
                                                                   PROPOSED MAXIMUM      AGGREGATE
            TITLE OF EACH CLASS OF                 AMOUNT TO        OFFERING PRICE        OFFERING          AMOUNT OF
         SECURITIES TO BE REGISTERED            BE REGISTERED(1)     PER UNIT(2)          PRICE(2)       REGISTRATION FEE
Western Resources Capital I
Western Resources Capital II
  Cumulative Quarterly Income Preferred
   Securities.................................
Western Resources, Inc.
  Guarantees with respect to Preferred
   Securities(3)..............................
Western Resources, Inc.
  Deferrable Interest Subordinated
   Debentures.................................
Total.........................................    $200,000,000           100%           $200,000,000        $ 68,966(4)

(1) There are being registered hereunder a presently indeterminate number of Cumulative Quarterly Income Preferred Securities of Western Resources Capital I and Western Resources Capital II with an aggregate initial public offering price not to exceed $200,000,000, together with related Guarantees and Deferrable Interest Subordinated Debentures of Western Resources, Inc. for which no separate consideration will be received by any of the Registrants.
(2) Pursuant to Rule 457(n) and (o), the registration fee is calculated on the basis of the proposed maximum offering price of the Cumulative Quarterly Income Preferred Securities.
(3) Includes the rights of holders of the Preferred Securities under the Guarantee Agreements and certain back-up undertakings as described in the Registration Statement.
(4)  Fee has been previously paid.


                               ------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS TO WHICH IT RELATES SHALL CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1995
 PRELIMINARY PROSPECTUS SUPPLEMENT TO PRELIMINARY PROSPECTUS DATED NOVEMBER 29,
                                      1995


         [LOGO]

                              PREFERRED SECURITIES
                          WESTERN RESOURCES CAPITAL I
    % Cumulative Quarterly Income Preferred Securities, Series A ("QUIPS"-SM-)*
                (Liquidation Amount $25 per Preferred Security)

               guaranteed to the extent that the Series A Issuer
                        has funds as set forth herein by

                            WESTERN RESOURCES, INC.
                                   ---------

    The % Cumulative Quarterly Income Preferred Securities, Series A (the "Series A Preferred Securities") offered hereby represent undivided preferred beneficial interests in Western Resources Capital I, a trust formed under the laws of the State of Delaware (the "Series A Issuer" or the "Series A Trust"). The preferred interests represented by the Series A Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the trust interests represented by the Series A Common Securities (as defined) issued by the Series A Issuer. See "Description of the Preferred Securities -- Subordination of Common Securities" in the accompanying Prospectus.


    Western Resources, Inc., a Kansas corporation ("Western Resources" or the "Company"), is the owner of the trust interests represented by the common securities (the "Series A Common Securities") issued by the Series A Issuer. The Series A Issuer exists for the sole purpose of issuing its trust interests and investing the proceeds thereof in the % Deferrable Interest Subordinated
Debentures, Series A Due                 (the "Series  A Debentures") issued  by
Western Resources.

                                                        (CONTINUED ON NEXT PAGE)
                                 --------------

    SEE "RISK FACTORS" BEGINNING ON PAGE S-5 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES A PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT ON THE SERIES A PREFERRED SECURITIES AND THE SERIES A DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.
                                 --------------
THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
      WHICH  IT RELATES. ANY  REPRESENTATION TO THE  CONTRARY IS A CRIMINAL
                                    OFFENSE.
                                 --------------

                                                                                                  PROCEEDS TO THE
                                                               INITIAL PUBLIC   UNDERWRITING          SERIES A
                                                               OFFERING PRICE   COMMISSION(1)       ISSUER(2)(3)
                                                               --------------  ---------------  --------------------
Per Series A Preferred Security..............................        $                     (2)           $
Total........................................................        $                     (2)           $

--------------
(1) The Series A Issuer and Western Resources have agreed to indemnify the several Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2) In view of the fact that the proceeds of the sale of the Series A Preferred Securities will be used to purchase the Series A Debentures, the Underwriting Agreement provides that Western Resources will pay to the Underwriters, as compensation for their arranging the investment therein of
    such proceeds, $     per Series A  Preferred Security (or $          in  the
    aggregate); or, in the case of certain institutions, $ per Series A Preferred Security.

(3) Expenses of  the  offering, which  are  payable by  Western  Resources,  are
    estimated to be $        .
                                 --------------

    The Series A Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, and subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Preferred Securities will be made only in
book-entry form through the facilities of DTC on or about             , 1995.
--------------
* QUIPS-SM- is a servicemark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.                                           SMITH BARNEY INC.
                  DILLON, READ & CO. INC.
                                    PRUDENTIAL SECURITIES INCORPORATED

                                                      EDWARD JONES & CO.

                                 -------------

         The date of this Prospectus Supplement is             , 1995.

(CONTINUED FROM PREVIOUS PAGE)

    Holders of the Series A Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31
of  each year, commencing               , 199 , at the rate  of     % per annum.
Western Resources has the right to defer interest payments on the Series A Debentures by extending the interest payment period thereon at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions on the Series A Preferred Securities will also be deferred. During an Extension Period, distributions, as well as interest thereon to the extent permitted by law, will continue to accrue, and holders of Series A Preferred Securities will be required to accrue interest income for United States Federal income tax purposes. See "Certain Terms of the Series A
Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."

    The payment of distributions, out of moneys held by the Series A Issuer, and payments upon liquidation of the Series A Issuer or the redemption of Series A Preferred Securities, as set forth below, are guaranteed to the extent set forth herein by Western Resources (the "Series A Guarantee"). See "Certain Terms of the Series A Guarantee." If Western Resources fails to make interest payments on the Series A Debentures held by the Series A Issuer, the Series A Issuer will have insufficient funds to pay distributions on the Series A Preferred Securities. The Series A Guarantee does not cover payment of distributions when the Series A Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Series A Preferred Securities is to enforce the rights of the Series A Issuer under the Series A Debentures held by the Series A Issuer. Western Resources' obligations under the Series A Guarantee are subordinate and junior in right of payment to all other liabilities of Western Resources except trade credit and any liabilities that may be made pari passu with or subordinate to the Series A Guarantee expressly by their terms ("Senior Indebtedness"). Wilmington Trust Company is the Property Trustee of the Series A Issuer and the Guarantee Trustee of the Company.

    The Series A Preferred Securities are subject to mandatory redemption upon repayment of the Series A Debentures at maturity or their earlier redemption, in whole or in part. See "Description of the Preferred Securities -- Redemption" in the accompanying Prospectus. Western Resources will have the option at any time
on  or after                  ,  to redeem,  in whole or  in part,  the Series A
Debentures, and will also have the right at any time, upon occurrence of a Special Event (as defined herein), to redeem, in whole but not in part, the Series A Debentures. See "Description of the Debentures -- Optional Redemption" in the accompanying Prospectus.

    The Series A Debentures are subordinate and junior in right of payment to all Senior Indebtedness of Western Resources. As of September 30, 1995, Western Resources had approximately $1.8 billion principal amount of Senior Indebtedness outstanding. The terms of the Series A Debentures do not limit Western Resources' ability to incur additional Senior Indebtedness. See "Description of the Debentures -- Subordination" in the accompanying Prospectus.

    In the event of the liquidation of the Series A Issuer, the holders of the Series A Preferred Securities will be entitled to receive for each Preferred Security a liquidation preference of $25 (the "Liquidation Amount") plus accrued and unpaid distributions thereon to the date of payment and interest thereon, to the extent permitted by law, subject to certain limitations. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution" in the accompanying Prospectus.


    The Series A Preferred Securities have been approved for listing on the New York Stock Exchange subject to effectiveness of the Registration Statement of which this Prospectus is a part.


    The Series A Preferred Securities will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series A Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Series A Preferred Securities in certificated form will not be issued in exchange for the global certificate. See "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    The following summary information is qualified in its entirety by the detailed information and financial statements incorporated herein by reference.

                                  THE OFFERING

Securities Offered................  %  Cumulative  Quarterly  Income  Preferred  Securities,
                                    Series A
Distribution Payment Dates........  March  31,  June  30,  September  30  and  December  31,
                                    commencing             ,  199 , subject  to deferral  as
                                    described herein
Redemption........................  At  the option of Western Resources at $25 per Preferred
                                    Security, in whole or in part,  on or after            ,
                                    or,  in whole, but not in part, upon the occurrence of a
                                    Special Event (as defined herein).
Use of Proceeds...................  Proceeds from  this offering  will  be used  by  Western
                                    Resources for the repayment of certain of its short-term
                                    debt and for general corporate purposes.

                                  WESTERN RESOURCES, INC.

Principal Business................  Supplying electric and natural gas utility service
Utility Service Area..............  Kansas  (electric and gas  utility service) and Oklahoma
                                    (gas utility service)
Approximate Customers during        Electric: 594,000
1994..............................  Gas: 643,000

                            WESTERN RESOURCES, INC.
                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        UNAUDITED NINE MONTHS
                                            YEAR ENDED DECEMBER 31,                      ENDED SEPTEMBER 30,
                          ----------------------------------------------------------- -------------------------
                             1990       1991(1)     1992(2)      1993       1994(3)       1994         1995
                          ----------- ----------- ----------- ----------- ----------- ------------ ------------
INCOME STATEMENT DATA
Revenues.................  $1,149,755  $1,162,178  $1,556,248  $1,909,359  $1,617,943  $1,258,717   $1,174,786
Operating Income.........     131,990     129,621     239,169     292,063     269,546     211,565      215,975
Net Income...............      79,619      89,645     127,884     177,370     187,447     154,059      135,196
Earnings Applicable to
 Common Stock............      77,875      83,268     115,133     163,864     174,029     143,995      125,132
Average Common Shares
 Outstanding.............  34,566,170  34,566,170  52,271,932  59,294,091  61,617,873  61,617,873   61,960,602
Earnings Per Average
 Common Share............       $2.25       $2.41       $2.20       $2.76       $2.82       $2.34        $2.02
Ratios of Earnings to
 Fixed Charges...........        2.74        2.98        2.02        2.36        2.65
Ratios of Earnings to
 Combined Fixed Charges
 and Preferred and
 Preference Dividend
 Requirements............        2.64        2.61        1.84        2.14        2.37

------------------

(1) Includes a special one-time dividend of $.18 per share paid on February 28, 1991. Includes cumulative effect to January 1, 1991 of a change in revenue recognition resulting in a $17.36 million ($.50 per share) increase.

(2) After giving effect to the acquisition of Kansas Gas and Electric Company, effective from March 31, 1992.

(3) After giving effect to the sales of Western Resources' Missouri gas properties, effective from January 31, 1994 and February 28, 1994.


                                                                       UNAUDITED
                                                               AS OF SEPTEMBER 30, 1995
                                          -------------------------------------------------------------------
                                                     ACTUAL                          AS ADJUSTED
                                          ----------------------------   ------------------------------------
                                             AMOUNT        PERCENTAGE       AMOUNT                PERCENTAGE
                                          -------------   ------------   -------------           ------------
                                                                (DOLLARS IN THOUSANDS)
SUMMARY OF CAPITALIZATION
Common Stock Equity.....................  $   1,532,267          50.3%   $   1,532,267                  48.7%
Cumulative Preferred Stock Not Subject
 to Mandatory Redemption................         24,858           0.8           24,858                   0.8
Preference Stock Subject to Mandatory
 Redemption.............................        150,000           4.9          150,000                   4.8
Company-obligated Mandatorily Redeemable
 Preferred Securities of Western
 Resources Capital I holding solely
 Company Subordinated Debt
 Securities(1)..........................       --                              100,000                   3.2
Long-term Debt:
  First Mortgage Bonds..................        841,000                        841,000
  Pollution Control Bonds...............        521,817                        521,817
    Less:
      Unamortized Premium and Discount
       (Net)............................          5,619                          5,619
      Long-term Debt Due Within One
       Year.............................         16,000                         16,000
                                          -------------                  -------------
        Total Long-term Debt............      1,341,198          44.0%       1,341,198                  42.5%
                                          -------------         -----    -------------                 -----
  Total Capitalization..................  $   3,048,323         100.0%   $   3,148,323                 100.0%
                                          -------------         -----    -------------                 -----
                                          -------------         -----    -------------                 -----
Current Liabilities:
  Long-term Debt........................  $      16,000                  $      16,000
  Short-term Debt.......................  $     327,615                  $     231,430


------------------

(1) As described herein,  the assets of  the Series A  Issuer will include  $100
    million  of      %  Series A  Debentures  of  Western  Resources  which will constitute approximately 97% of the total assets of the Series A Issuer.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF SERIES A PREFERRED SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS:

    SUBORDINATION OF SERIES A GUARANTEE AND SERIES A DEBENTURES. Western Resources' obligations under the Series A Guarantee and under the Series A Debentures are subordinate and junior in right of payment to all Senior Indebtedness other than indebtedness that may be made pari passu with or subordinate to the Series A Guarantee and the Series A Debentures expressly by their terms. As of September 30, 1995, Western Resources had approximately $1.8 billion principal amount of indebtedness for borrowed money and capitalized lease obligations constituting Senior Indebtedness outstanding on a consolidated basis. There are no terms of the Series A Preferred Securities, the Series A Debentures or the Series A Guarantee that limit Western Resources' ability to incur additional Senior Indebtedness. See "Description of the Guarantees -- Status of the Guarantees" and "Description of the Debentures -- Subordination," each as set forth in the accompanying Prospectus.

    The ability of the Series A Issuer to pay amounts due on the Series A Preferred Securities is solely dependent upon Western Resources making payments on the Series A Debentures as and when required.

    OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES. Western Resources has the right under the Indenture (as defined herein) to extend, from time to time, the interest payment period on the Series A Debentures for a period not exceeding 20 consecutive quarters. Upon the termination of any such extended interest payment period and the payment of all amounts then due, Western Resources may select a new extended interest payment period, subject to the requirements described herein. During any such extended interest payment period, quarterly distributions on the Series A Preferred Securities would be deferred (but would continue to accrue with additional distributions thereon to the extent permitted by law) by the Series A Issuer. In the event that Western Resources exercises this right, during such period it may not declare or pay dividends or distributions (other than dividends or distributions payable in common stock of Western Resources or other securities ranking junior in right of payment to the Series A Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Series A Debentures, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantees) or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Series A Debentures (except for payments made on any series of Debentures upon the stated maturity of such Debentures); provided that Western Resources may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Series A Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Series A Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. Prior to the termination of any such extended interest payment period, Western Resources may further extend the interest payment period, provided that such extended interest payment period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and that such extended interest payment period may not extend beyond the maturity or redemption date of the Series A Debentures. Upon the termination of any extended interest payment period and the payment of all amounts then due, Western Resources may select a new extended interest payment period, subject to the foregoing requirements. If Western Resources should determine to exercise its extension right in the future, the market price of the Series A Preferred Securities is likely to be affected. The Series A Issuer and Western Resources believe that such an extension of an interest payment period on the Series A Debentures is unlikely to occur. See "Certain Terms of the Series A Preferred Securities -- Distributions" and "Certain Terms of the Series A Debentures -- Option to Extend Interest Payment Period."

    Should an interest payment period be extended, Series A Preferred Securities holders will continue to recognize interest income for United States Federal income tax purposes. As a result, such holders will be required to include accruing interest in gross income for United States Federal income tax purposes in advance of the actual receipt of such interest. Furthermore, such holders will not receive the related actual interest payments from the Series A Issuer if they dispose of their Series A Preferred Securities prior to the record date for payment of distributions. See "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."

    RIGHTS UNDER THE SERIES A GUARANTEE. The Series A Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wilmington Trust Company will act as indenture trustee under the Series A Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Series A Guarantee for the benefit of the holders of the Series A Preferred Securities and will also be the trustee for the Series A Debentures and the Property Trustee (as defined herein).

    The Series A Guarantee is limited to a guarantee, on a subordinated basis, to the holders of the Series A Preferred Securities, of the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Series A Preferred Securities, if and only to the extent that the Series A Issuer has funds sufficient to make payment therefor, (ii) the Redemption Price (as defined herein), including all accrued and unpaid distributions, with respect to Series A Preferred Securities called for redemption by the Series A Issuer, if and only to the extent that the Series A Issuer has funds sufficient to make payment therefor and (iii) upon a voluntary or involuntary dissolution, winding up or termination of the Series A Issuer (other than in connection with a redemption of all of the Series A Preferred Securities), the lesser of (a) the aggregate Liquidation Amount and all accrued and unpaid distributions on the Series A Preferred Securities to the date of payment, to the extent the Series A Issuer has funds sufficient to make such payment, and (b) the amount of assets of the Series A Issuer remaining available for distribution to holders of the Series A Preferred Securities in liquidation of the Series A Issuer. The holders of a majority in aggregate Liquidation Amount of the Series A Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Series A Guarantee. If the Guarantee Trustee fails to enforce the Series A Guarantee, any holder of Series A Preferred Securities may institute a legal proceeding directly against Western Resources to enforce such holder's rights under the Series A Guarantee without first instituting a legal proceeding against the Series A Issuer, the Guarantee Trustee or any other person or entity. If Western Resources were to default on its obligations under the Series A Debentures, the Series A Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the Series A Preferred Securities or otherwise, and in such event holders of the Series A Preferred Securities would not be able to rely upon the Series A Guarantee for payment of such amounts. In such event, if both the Debenture Trustee and the Series A Issuer, as the holder of the Series A Debentures, fail to enforce the rights of the Series A Issuer under the Series A Debentures, the holders of at least 25% in aggregate Liquidation Amount of the Series A Preferred Securities then outstanding shall have the right to enforce the rights of the Series A Issuer under the Series A Debentures. See "Description of the Guarantees -- Status of the Guarantees" and "Description of the Debentures -- Subordination," each as set forth in the accompanying Prospectus.

    SPECIAL EVENT  REDEMPTION.   Upon  the occurrence  of  a Special  Event  (as
defined herein), Western Resources has the right to redeem the Series A Debentures, in whole but not in part, in which event the Series A Issuer will redeem the Series A Preferred Securities. See "Certain Terms of the Series A Preferred Securities -- Redemption" and "-- Special Event Redemption or Distribution."

    LIMITED VOTING RIGHTS. Holders of Series A Preferred Securities will have limited voting rights, and, except upon the occurrence of an Event of Default (as defined herein) under the Series A Trust Agreement, will not be entitled to vote to appoint, remove or replace the Property Trustee or the Administrative Trustees (as defined herein) or to increase or decrease the number of the Administrative Trustees. Such voting rights are vested exclusively in Western Resources, as the Depositor of the Series A Issuer, unless and until an Event of Default has occurred and is continuing. See "Description of the Preferred Securities -- Events of Default; Notice" in the accompanying Prospectus.


    TRADING CHARACTERISTICS OF SERIES A PREFERRED SECURITIES. The Series A Preferred Securities have been approved for listing on the New York Stock Exchange subject to effectiveness of the Registration Statement of which this Prospectus is a part. The Series A Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued and unpaid distributions; thus, purchasers will not pay and sellers will not receive any accrued and unpaid interest with respect to their undivided interests in Series A Debentures owned through the Series A Preferred Securities that is not included in the trading price of the Series A Preferred Securities. However, interest on the Series A Debentures will be included in the gross income of U.S. Holders (as defined herein) of Series A Preferred Securities as it accrues, rather than when it is paid. See "United States Taxation -- Income from Series A Preferred Securities" and "-- Disposition of Series A Preferred Securities."


    Because the Series A Preferred Securities pay a dividend at a fixed rate based upon the fixed interest rate payable on the Series A Debentures, the trading price of the Series A Preferred Securities may decline if interest rates rise.

    HOLDING COMPANY STRUCTURE. A significant portion of the operations of Western Resources are conducted through its subsidiaries, principally Kansas Gas and Electric Company ("KG&E"). Except to the extent that Western Resources may itself be a creditor with recognized claims against its subsidiaries, claims of the creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Western
Resources, including claims under the Series A Debentures and the Series A Guarantee, even though such subsidiary obligations do not constitute Senior Indebtedness. The liabilities of Western Resources subsidiaries aggregated approximately $1.3 billion, and the assets of such subsidiaries were approximately $3.4 billion as of September 30, 1995.

    In addition, in the event of a default on Western Resources debt or an insolvency, liquidation or other reorganization of Western Resources, creditors will have no right to proceed against the assets of its subsidiaries or to cause their liquidation under Federal or state bankruptcy laws.

                          WESTERN RESOURCES CAPITAL I

    Western Resources Capital I is a statutory business trust formed under the Delaware Business Trust Act pursuant to (i) a Trust Agreement executed by Western Resources, as Depositor of the Series A Issuer, and the Property Trustee and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on October 12, 1995. Such Trust Agreement will be amended and restated in its entirety (as so amended and restated, the "Series A Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. The Series A Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Series A Issuer exists for the exclusive purposes of (i) issuing the Series A Preferred
Securities and the Series A Common Securities representing trust interests in the Series A Issuer, (ii) purchasing the Series A Debentures with the Series A Common Securities and the proceeds from the sale of the Series A Preferred Securities and (iii) engaging only in those other activities necessary or incidental thereto. All of the Series A Common Securities will be owned by Western Resources. Western Resources will covenant not to transfer ownership of the Series A Common Securities to any person other than an Affiliate of Western Resources or a successor of Western Resources as permitted under the Indenture; provided that no such transfer shall result in (x) the Series A Issuer being considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, or (y) the Series A Issuer not being taxed as a grantor trust for United States Federal income tax purposes. The Series A Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Series A Preferred Securities, except that upon the occurrence and continuance of an Event of Default under the Series A Trust Agreement, the rights of the holders of the Series A Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinate and junior to the rights of the holders of the Series A Preferred Securities. Western Resources will acquire Series A Common Securities having an aggregate Liquidation Amount equal to 3% of the total capital of the Series A Issuer. The Series A Issuer will terminate on
              , 2025 unless earlier terminated as provided in the Series A Trust Agreement. The Series A Issuer's business and affairs will be conducted by the Property Trustee and the Administrative Trustees. Western Resources, as Depositor of the Series A Issuer, or, if an Event of Default has occurred and is continuing, the holders of at least a majority in the aggregate Liquidation Amount of the then outstanding Series A Trust Securities (as defined herein), will be entitled to appoint, remove or replace the Trustees (as defined herein) of the Series A Issuer.

    The duties and obligations of the Trustees shall be governed by the Series A Trust Agreement. Steven L. Kitchen, James A. Martin and John K. Rosenberg, all officers of Western Resources, will be appointed as Administrative Trustees pursuant to the terms of the Series A Trust Agreement. Under the Series A Trust Agreement, the Administrative Trustees will have certain duties and powers including, but not limited to, the delivery of certain notices to the holders of the Series A Preferred Securities, the appointment of the Paying Agent (as defined in the accompanying Prospectus) and the Registrar (as defined in the accompanying Prospectus) and the registering of transfers of the Series A Preferred Securities. Under the Series A Trust Agreement, Wilmington Trust Company, as the Property Trustee, will have certain duties and powers including, but not limited to, holding legal title to the Series A Debentures on behalf of the Series A Trust, the collection of payments in respect of the Series A Debentures, maintenance of the Payment Account (as defined in the Series A Trust Agreement), the sending of default notices with respect to the Series A Preferred Securities and the distribution of the assets of the Series A Trust in the event of a winding up of the Series A Trust. See "Description of the Preferred Securities" in the accompanying Prospectus.

    Western Resources has agreed to pay all fees and expenses related to the Series A Issuer and the offering of the Series A Preferred Securities.

                            WESTERN RESOURCES, INC.

GENERAL

    Western Resources is a combination electric and natural gas public utility engaged in the generation, transmission, distribution and sale of electric energy in Kansas and the purchase, distribution, transportation and sale of natural gas in Kansas and Oklahoma. The Company was incorporated under the laws of the State of Kansas in 1924.


    The Company conducts its non-regulated business through Astra Resources, Inc., Westar Business Services, Inc., Westar Consumer Services, Inc. and Mid Continent Market Center, Inc. These businesses include natural gas compression, transportation, storage, marketing, processing, gathering services and electric power marketing, and investments in energy and technology related businesses. The Company's principal executive offices are located at 818 Kansas Avenue, Topeka, Kansas 66612 and its telephone number is (913) 575-6300.


RECENT DEVELOPMENTS

    As disclosed in the Company's Form 10-Q for the quarter ended September 30, 1995 in Note 1 of the Notes to Consolidated Financial Statements included therein, the Company has acquired corporate owned life insurance policies
(COLI). A portion of the net income generated by COLI policies purchased in 1992 and 1993 is used to offset the costs of post-retirement and post-employment benefits offered to certain current and former employees. A significant portion of such income relates to the tax deduction currently taken for interest incurred on contract borrowings under COLI policies. The amount of the interest deduction used to offset these benefits costs for the nine months ended September 30, 1995 and the years ended December 31, 1994 and 1993, were $4.7 million, $5.8 million and $4.5 million, respectively. The U.S. Congress is considering legislation which, if enacted, may substantially reduce or eliminate this deduction. In addition, Western Resources may be required to reflect on its books on a prospective basis the accrued costs of post-employment and post-retirement benefits. As of September 30, 1995, approximately $32 million of post-employment and post-retirement benefits costs had been accrued and deferred. The Company's non-cash cost of providing these post-employment and post-retirement benefits on an annual basis approximates $10 million. If the legislation is enacted, the Company currently believes that it would be allowed to recover these costs through rates.

                                COVERAGE RATIOS

    The following table sets forth the ratios of earnings to fixed charges of Western Resources and its subsidiaries for each of the years 1990 through 1994 and for the twelve months ended September 30, 1995.(1)


                                                                    UNAUDITED
                  YEAR ENDED DECEMBER 31,                         TWELVE MONTHS
-----------------------------------------------------------           ENDED
  1990       1991(2)      1992(3)      1993       1994(4)      SEPTEMBER 30, 1995
---------  -----------  -----------  ---------  -----------  -----------------------
2.74             2.98         2.02        2.36        2.65               2.41


--------------
(1) Earnings are deemed to consist of net income to which has been added income taxes (including net deferred investment tax credits) and fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor.

(2) Includes a special one-time dividend of $.18 per share paid on February 28, 1991. Includes cumulative effect to January 1, 1991 of a change in revenue recognition resulting in a $17.36 million ($.50 per share) increase.

(3) After giving effect to the acquisition of KG&E, effective from March 31, 1992.

(4) After giving effect to the sales of Western Resources' Missouri gas properties, effective from January 31, 1994 and February 28, 1994.

    The following table sets forth the ratios of earnings to combined fixed charges and preferred and preference stock dividends for each of the years 1990 through 1994 and for the twelve months ended September 30, 1995.(1)


                                                                    UNAUDITED
                  YEAR ENDED DECEMBER 31,                         TWELVE MONTHS
-----------------------------------------------------------           ENDED
  1990       1991(2)      1992(3)      1993       1994(4)      SEPTEMBER 30, 1995
---------  -----------  -----------  ---------  -----------  -----------------------
2.64             2.61         1.84        2.14        2.37               2.17


--------------
(1) Earnings are deemed to consist of net income to which has been added income taxes (including net deferred investment tax credits) and fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor. Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred and preference stock.

(2) Includes a special one-time dividend of $.18 per share paid on February 28, 1991. Includes cumulative effect to January 1, 1991 of a change in revenue recognition resulting in a $17.36 million ($.50 per share) increase.

(3) After giving effect to the acquisition of KG&E, effective from March 31, 1992.

(4) After giving effect to the sales of Western Resources' Missouri gas properties, effective from January 31, 1994 and February 28, 1994.

                                USE OF PROCEEDS

    The Series A Issuer will use the proceeds from this offering of $ million, together with the Series A Common Securities, to purchase the Series A Debentures. Western Resources will use the cash proceeds from the sale of the Series A Debentures, net of the Underwriters' compensation and the other expenses of this offering, for the repayment of certain of its short-term debt and for general corporate purposes. As of September 30, 1995, such short-term debt had a weighted average interest rate of approximately 6.02% per annum and maturities within six months of its date of issuance.

               CERTAIN TERMS OF THE SERIES A PREFERRED SECURITIES

GENERAL

    The following summary of certain terms and provisions of the Series A Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Series A Trust Agreement. The form of the Series A Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. See "Description of the Preferred Securities" in the accompanying Prospectus.

DISTRIBUTIONS

    The Series A Preferred Securities represent undivided preferred beneficial interests in the assets of the Series A Issuer, and the distributions on each Series A Preferred Security are payable at the rate set forth on the cover page of this Prospectus Supplement, payable, except in the event of an extension, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Distributions in arrears after the quarterly payment date therefor will accumulate additional distributions thereon (to the extent permitted by law) compounded quarterly at the rate per annum set forth on the cover page of this Prospectus Supplement. The term "distributions" as used herein shall include any such additional distributions to the extent permitted by law. Distributions will accrue from the date of original issuance of the Series A Preferred Securities. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full monthly period, shall be computed on the basis of the actual number of days elapsed in such period.

    So long as an Event of Default under the Indenture has not occurred and is continuing, Western Resources has the right at any time and from time to time to extend the interest payment period on the Series A Debentures for not more than 20 consecutive quarters, provided that any such Extension Period shall not extend beyond the maturity date or redemption date of the Series A Debentures. During any Extension Period quarterly distributions on the Series A Preferred Securities would be deferred by the Series A Issuer, would continue to accrue, and holders of Series A Preferred Securities would be required to accrue interest income for United States Federal income tax purposes. See "Certain Terms of the Series A Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount." In the event that Western Resources exercises this right, during such period it may not declare or pay any dividends or distributions (other than dividends or distributions payable in common stock of Western Resources or other securities ranking junior in right of payment to the Series A Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Series A Debentures, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantees) or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Series A Debentures (except for payments made on any series of Debentures upon the stated maturity of such Debentures); provided that Western Resources may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Series A Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Series A Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant effectively, requires that an interest payment on one series of Debentures may be extended only if the interest periods on all series of Debentures are likewise extended. Prior to the termination of any such extended interest payment period, Western Resources may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity or redemption date of the Series A Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Western Resources may select a new extended interest payment period, subject to the above requirements. See "Certain Terms of the Series A Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."

    Western Resources has no current intention of exercising its right to defer payments of distributions on the Series A Preferred Securities by extending the interest payment period on the Series A Debentures.

REDEMPTION

    Upon the payment of the Series A Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such payment will be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Series A Common Securities and the Series A Preferred Securities, upon not less than 30 nor more than 90 days' notice, at a Redemption Price equal to the aggregate Liquidation Amount plus accumulated and unpaid distributions, plus additional distributions thereon to the extent permitted by law, to the Redemption Date. See "Certain Terms of the Series A Debentures -- Redemption."

    Western Resources has the right to redeem the Series A Debentures (a) on  or
after           ,200 , in whole or in part, or (b) at any time, in whole but not in part, upon the occurrence of a Tax Event or an Investment Company Event (each as defined below, a "Special Event"), subject to the conditions described under "-- Special Event Redemption or Distribution," below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    If a Special Event shall occur and be continuing with respect to the Series A Issuer or the Series A Preferred Securities, Western Resources has the right to (i) redeem the Series A Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Series A Preferred Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) terminate the Series A Issuer and cause the Series A Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Series A Preferred Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such distribution, to the holders of the Series A Preferred Securities in liquidation of the Series A Issuer. If at any time the Series A Issuer is not or will not be taxed as a grantor trust, but a Tax Event has not occurred, Western Resources has the right to terminate the Series A Issuer and cause the Series A Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Series A Preferred Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such distribution, to the holders of the Series A Preferred Securities in liquidation of the Series A Issuer. Under current United States Federal income tax law and interpretations, if the Series A Trust is treated as a grantor trust at the time of the distribution, such a distribution should not be a taxable event to holders of the Series A Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the termination could be a taxable event to holders of the Series A Preferred Securities. See "United States Taxation -- Receipt of Series A Debentures Upon Liquidation of the Series A Issuer." If Western Resources does not elect either option (i) or (ii) above, the Series A Preferred Securities will remain outstanding.

    "Tax Event" means the receipt by the Series A Issuer or Western Resources, as the case may be, of an Opinion of Counsel (which may be counsel to the Series A Issuer, Western Resources or an affiliate, and which must be reasonably acceptable to the Property Trustee) experienced in such matters to the effect that a relevant tax law change has occurred. For purposes of the preceding sentence a relevant tax law change is any amendment or change to (or officially proposed amendment or change to) the laws (including regulations thereunder) of the United States or any political subdivision or taxing authority thereof, or the publication of any judicial opinion interpreting such laws (and regulations) or any written interpretation of such laws (or regulations) by any governmental authority having jurisdiction to enforce or administer such laws (or regulations) (including official and unofficial opinions purporting to apply such laws and regulations to other persons who have issued securities similar to the Series A Debentures), which amendment, change, proposed amendment or change, opinion or interpretation could, if valid and enacted or applied to the Series A Issuer or Western Resources, result in (i) the Series A Issuer, either currently or within 90 days of the date thereof, becoming subject to United States Federal income tax with respect to interest received on the Series A Debentures, (ii) interest payable by Western Resources on the Series A Debentures attributable to the Series A Preferred Securities, either currently or within 90 days of the date thereof, becoming nondeductible for United States Federal income tax purposes or (iii) the Series A Issuer, either currently or within 90 days of the date thereof, becoming subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    "Investment Company Event" means the occurrence of a change in law or regulation or a change in the interpretation or application of any law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Series A Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Series A Preferred Securities.

    "Like Amount" means (i) with respect to a redemption of the Series A Preferred Securities and the Series A Common Securities (together, the "Series A Trust Securities"), Series A Trust Securities having an aggregate Liquidation Amount equal to the principal amount of Series A Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Series A Trust Securities and (ii) with respect to a distribution of Series A Debentures to holders of Series A Trust Securities in connection with a termination or liquidation of the Series A Issuer upon the bankruptcy, dissolution or liquidation of a holder of Series A Common Securities, the occurrence of a Special Event or in the event that the Series A Trust is not or will not be taxed as a grantor trust but a Tax Event has not occurred, Series A Debentures having a principal amount equal to the aggregate Liquidation Amount of the Series A Trust Securities in exchange for which such Series A Debentures are distributed.

LIQUIDATION AMOUNT

    The Liquidation Amount payable on the Series A Preferred Securities in the event of any liquidation of the Series A Issuer is $25 per Series A Preferred Security, plus accumulated and unpaid distributions unless, in connection with such liquidation, the Series A Debentures are distributed to the holders of the Series A Preferred Securities.


RIGHTS UNDER THE SERIES A GUARANTEE AND THE SERIES A DEBENTURES



    The Series A Guarantee will be a full guarantee with respect to the Series A Preferred Securities from the time of issuance of the Series A Preferred Securities, but will not apply to any payment of distributions or other amounts due to the extent the Series A Issuer does not have sufficient available funds to pay such distributions or other amounts due (which will occur in the event that Western Resources has failed to make a payment of principal or interest on the Series A Debentures). There are no preconditions to a holder of Series A Preferred Securities instituting a legal proceeding directly against Western Resources to enforce such holder's rights under the Series A Guarantee. If the Guarantee Trustee fails to enforce the Series A Guarantee, any holder of Series A Preferred Securities may institute a legal proceeding directly against Western Resources to enforce such holder's rights under the Series A Guarantee without first instituting a legal proceeding against the Series A Issuer, the Guarantee Trustee or any other person or entity. To the extent Western Resources was to default on its obligation to pay amounts payable on the Series A Debentures, the Series A Issuer would lack sufficient available funds for the payment of distributions on or amounts payable on redemption of the Series A Trust Securities and, in such event, holders of the Series A Preferred Securities would not be able to rely on the Series A Guarantee for payment of such amounts. Instead, the remedy of a holder of Series A Preferred Securities would be to enforce the rights of the Series A Issuer under the Series A Debentures held by the Series A Issuer. The above mechanisms and obligations relating to the Series A Guarantee and the Series A Debentures and the obligations of Western Resources under the Series A Trust Agreement to pay certain obligations, costs and expenses of the Series A Issuer (the "Series A Expense Agreement"), taken together, are equivalent to a full and unconditional guarantee by Western Resources of payments due on the Series A Preferred Securities. See "Certain Terms of the Series A Guarantee" and "Certain Terms of the Series A Debentures."


                    CERTAIN TERMS OF THE SERIES A GUARANTEE

GENERAL

    The following summary Description of the Series A Guarantee sets forth certain portions of the description of the terms and provisions of the Series A Guarantee included in the accompanying Prospectus under the heading, "Description of the Guarantees," to which reference is hereby made. This summary of certain terms and provisions of the Series A Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Series A Guarantee. The form of Series A Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part.


    Western Resources will guarantee, on a subordinated basis, the obligations of the Series A Issuer with respect to the Series A Preferred Securities; provided that the Series A Guarantee will not apply to any payment of distributions if and to the extent that the Series A Issuer does not have funds sufficient to make such payments. If Western Resources does not make interest payments on the Series A Debentures held by the Series A Issuer, it is expected that the Series A Issuer will not pay distributions on the Series A Preferred Securities. The Series A Guarantee will rank subordinate and junior in right of payment to all liabilities of Western Resources (except trade credit and any liabilities that may be made pari passu with or subordinate to the Series A
Guarantee expressly by their terms). See "Description of the Guarantees -- Status of the Guarantees" in the accompanying Prospectus.


EVENTS OF DEFAULT

    An event of default under the Series A Guarantee will occur upon the failure of Western Resources to perform any of its payment obligations thereunder.

    If the Guarantee Trustee fails to enforce the Series A Guarantee, any holder of Series A Preferred Securities may institute a legal proceeding directly against Western Resources to enforce such holder's rights under the Series A Guarantee without first instituting a legal proceeding against the Series A Issuer, the Guarantee Trustee or any other person or entity. The Series A Guarantee is a guarantee of payment, not of collection.

TERMINATION OF THE SERIES A GUARANTEE

    The Series A Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Series A Preferred Securities, the distribution of Series A Debentures to holders of Series A Preferred Securities in exchange for all of the Series A Preferred Securities or upon payment in full of the amounts payable upon liquidation of the Series A Issuer.

                    CERTAIN TERMS OF THE SERIES A DEBENTURES

GENERAL

    The following summary Description of the Series A Debentures sets forth certain portions of the description of the terms and provisions of the Debentures included in the accompanying Prospectus under the heading, "Description of the Debentures," to which reference is hereby made. This summary of certain terms and provisions of the Series A Debentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the Series A Supplemental Indenture. The forms of Indenture and Supplemental Indenture have been filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part.

    Concurrently with the issuance of the Series A Preferred Securities, the Series A Issuer will invest the proceeds thereof, together with the Series A Common Securities, in the Series A Debentures issued by Western Resources to the Series A Issuer. The Series A Debentures will bear interest at the annual rate of %, payable quarterly in arrears, except in the event of an extension, on March 31, June 30, September 30 and December 31 of each year commencing
         , 19 . Interest which is accrued and unpaid after the quarterly payment date therefor will bear additional interest on the amount thereof (to the extent permitted by law) at the rate specified for the Series A Debentures. The term "Interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments in arrears and Additional Interest (as defined below), as applicable.

    The Series A Debentures will be issued under the Indenture and the Series A Supplemental Indenture. The Series A Debentures will mature on , 2025. The Series A Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of Western Resources. See "Description of the Debentures -- Subordination" in the accompanying Prospectus.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Western Resources has the right at any time and from time to time, so long as an Event of Default under the Indenture has not occurred and is continuing, to extend the Interest payment period for the Series A Debentures for up to 20 consecutive quarters; provided that no Extension Period shall extend beyond the stated maturity date or date of redemption of the Series A Debentures. At the end of the Extension Period, Western Resources is obligated to pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by law). During any Extension Period, Western Resources will not declare or pay any dividends or distributions (other than dividends or distributions payable in common stock of Western Resources or other securities ranking junior in right of payment to the Series A Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Series A Debentures, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantees) or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Series A Debentures (except for payments made on any series of Debentures upon the stated maturity of such Debentures); provided that Western Resources may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Series A Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Series A Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant requires that an interest payment period on one series of Debentures may be extended only if the interest payment periods on all series of Debentures are likewise extended. Prior to the termination of any Extension Period, Western Resources may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or redemption date of the Series A Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Western Resources may select a new Extension Period subject to the above requirements.

    So long as the Property Trustee shall be the sole holder of the Series A Debentures, Western Resources is required to give the Property Trustee and the Debenture Trustee notice of its selection of such Extension Period at least one Business Day prior to the date the Property Trustee or Western Resources is required to give notice to any national securities exchange on which any of the Series A Preferred Securities are listed or other applicable self-regulatory organization or to holders of the Series A Preferred Securities on the record date, but in any event not less than one Business Day prior to such record date. The Debenture Trustee will be required to give notice of Western Resources' selection of such Extension Period to the holders of the Series A Preferred Securities and the Administrative Trustees.

ADDITIONAL INTEREST

    If at any time the Series A Issuer is required to pay additional distributions on distributions in arrears in respect of the Series A Preferred Securities, Western Resources will pay to the Series A Issuer as the holder of the Series A Debentures an amount of additional interest ("Additional Interest Attributable to Deferral") equal to such additional distributions on distributions in arrears. Accordingly, in such circumstances Western Resources will, to the extent permitted by applicable law, pay interest upon interest in order to provide for quarterly compounding on the Series A Debentures. In addition, if the Series A Issuer is required to pay taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any case, Western Resources will also pay such amounts as shall be required so that the net amounts received and retained by the Series A Issuer after paying such taxes, duties, assessments or governmental charges will be not less than the amounts the Series A Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed ("Additional Interest Attributable to Taxes" and, together with Additional Interest Attributable to Deferral, "Additional Interest").

REDEMPTION

    The Series A Debentures are redeemable prior to maturity at the option of Western Resources (i) at any time on or after the date set forth on page S-2 of this Prospectus Supplement, in whole or in part, and (ii) if a Special Event occurs and is continuing, in whole, but not in part, in each case at a Redemption Price equal to 100% of the principal amount thereof plus accrued interest to the Redemption Date. The Series A Debentures will be subject to optional redemption in whole, but not in part, upon the termination and liquidation of the Series A Issuer pursuant to an order for the dissolution, termination or liquidation of the Series A Issuer entered by a court of competent jurisdiction. For so long as the Series A Trust is the holder of all Series A Debentures outstanding, the proceeds of any redemption described in this section shall be used by the Series A Issuer to redeem the Series A Preferred Securities and the Series A Common Securities in accordance with their terms.

    Western Resources shall not redeem the Series A Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all Series A Debentures outstanding for all quarterly interest periods on or prior to the Redemption Date.

DISTRIBUTIONS OF SERIES A DEBENTURES

    Under certain circumstances involving the termination of the Series A Issuer, Series A Debentures may be distributed to the holders of the Series A Preferred Securities in liquidation of the Series A Issuer, after satisfaction of all liabilities to creditors of the Series A Issuer as provided by applicable law. If distributed to holders of Series A Preferred Securities in liquidation, the Series A Debentures will initially be issued in the form of one or more global securities, and DTC, or any successor depositary for the Series A Preferred Securities, will act as depositary for the Series A Debentures. It is anticipated that the depositary arrangements for the Series A Debentures, if distributed, would be substantially identical to those in effect for the Series A Preferred Securities. Neither Western Resources, the Debenture Trustee, any Paying Agent nor any other agent of Western Resources or the Debenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of persons holding Series A Debentures in the form of a global security for the Series A Debentures or for maintaining, supervising or reviewing any records relating to such holders.

    A global security shall be exchangeable for Series A Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies Western Resources that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when DTC is required to be so registered to act as such depositary, (ii) Western Resources in its sole discretion determines that such global security shall be so exchangeable, or
(iii) there shall have occurred and be continuing an Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants (as defined in the accompanying Prospectus) with respect to the ownership of beneficial interests in such global security. In the event that Series A Debentures are issued in definitive form, such Series A Debentures will be issued in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Series A Debentures represented by a global security will be made to DTC, as the depositary for the Series A Debentures. In the event Series A Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Series A Debentures will be registrable, and Series A Debentures will be exchangeable for Series A Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in Wilmington, Delaware, or at the offices of any paying or transfer agent appointed by Western Resources, provided that payment of interest may be made, at the option of Western Resources, by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Series A Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day preceding the end of each quarter. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights and other matters, see "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

    If the Series A Debentures are distributed to the holders of Series A Preferred Securities upon the liquidation of the Series A Issuer, Western Resources will use its best efforts to list the Series A Debentures on such stock exchanges, if any, as the Series A Preferred Securities are then listed.

                             UNITED STATES TAXATION

GENERAL

    The following is a summary of certain United States Federal income tax considerations that may be relevant to prospective purchasers of Series A
Preferred Securities and represents the opinion of Cahill Gordon & Reindel, counsel to Western Resources, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to investors to vary substantially from the consequences described below. Unless otherwise stated, this summary deals only with Series A Preferred Securities held as capital assets and not with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Series A Preferred Securities as a hedge against or which are hedged against currency risks or as a part of a straddle, or persons whose functional currency is not the United States dollar.

    POTENTIAL INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SERIES A PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

    While Western Resources believes, based upon the advice of its counsel, that the Series A Debentures will be treated as indebtedness for United States Federal income tax purposes, holders of Series A Preferred Securities should note that the Internal Revenue Service (the "IRS") may attempt to treat the

Series A Debentures as equity rather than indebtedness for tax purposes. If the IRS were successful in such attempt, the Series A Debentures would be subject to redemption at the option of Western Resources as described under "Certain Terms of the Series A Preferred Securities -- Special Event Redemption or Distribution."

INCOME FROM SERIES A PREFERRED SECURITIES

    In connection with the issuance of the Series A Preferred Securities, Cahill Gordon & Reindel will render its opinion generally to the effect that under then current law, and assuming full compliance with the terms of the Series A Trust Agreement and the Indenture (and certain other documents), the Series A Issuer will be classified for United States Federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

    As a consequence, each holder of Series A Preferred Securities will be considered the owner of a pro rata portion of the Series A Debentures held by the Series A Issuer. As a further consequence, each holder of Series A Preferred Securities will be required to include in gross income his or her pro rata share of the income accrued on the Series A Debentures held by the Series A Issuer. Such income should not exceed distributions received by the holders of Series A Preferred Securities on the Series A Preferred Securities except in the case of an extension of the interest payment period as described under "Certain Terms of the Series A Preferred Securities -- Distributions." No portion of such income will be eligible for the dividends-received deduction.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    Under the Indenture, Western Resources has the option to extend from time to time the interest payment period on the Series A Debentures to a period not exceeding 20 consecutive quarters but not beyond the maturity date or redemption date of the Series A Debentures. Western Resources' option to extend the interest payment period (even if not exercised) will cause the Series A Debentures, from the date of issuance, to be treated as issued with "original issue discount" for United States Federal income tax purposes. Accordingly, a holder of Series A Preferred Securities will accrue interest income (i.e., original issue discount) under a constant yield basis over the term of the Series A Debentures (including any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable.

    Holders of Series A Preferred Securities during an Extension Period will include interest in gross income in advance of the receipt of cash, and any holders of Series A Preferred Securities who dispose of Series A Preferred Securities prior to the record date for the payment of distributions will include such interest in gross income, but will not receive any cash related thereto from the Series A Issuer. The tax basis of a Series A Preferred Security will be increased by the amount of any original issue discount that is included in income without the receipt of cash, and will be decreased when and if such cash is subsequently received by the holder of the Series A Preferred Security.

DISPOSITION OF SERIES A PREFERRED SECURITIES

    Gain or loss will be recognized on a sale, including a redemption for cash, of Series A Preferred Securities in an amount equal to the difference between the amount realized and the tax basis of a holder of the Series A Preferred Securities in his or her Series A Preferred Securities. Gain or loss recognized by a holder of Series A Preferred Securities on the sale or exchange of Series A Preferred Securities held for more than one year generally will be taxable as long-term capital gain or loss.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any holder or beneficial owner who or which is (i) a nonresident alien individual or
(ii) a foreign corporation, foreign partnership, foreign estate or foreign trust, in any such case not subject to United States Federal income tax on a net income basis in respect of the Series A Preferred Securities.

    Under present United States Federal income tax law, subject to the discussion below with respect to backup withholding:

        (i) Payments by the Series A Issuer or any of its Paying Agents to any United States Alien Holder will not be subject to United States withholding tax provided that (a) the beneficial owner of the Series A Preferred Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Western Resources, (b) the beneficial owner of the Series A Preferred Securities is not a "controlled foreign corporation" for United States tax purposes that is related to Western Resources through stock ownership, and (c) either (1) the beneficial owner of the Series A Preferred Securities certifies to the Series A Issuer or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (2) the holder of the Series A Preferred Securities is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such statement has been received from the beneficial owner by such financial institution or by a financial institution intermediary between it and the beneficial owner, and such financial institution furnishes the Series A Issuer with a copy thereof; and

        (ii) a United States Alien Holder of the Series A Preferred Securities will not be subject to United States Federal income or withholding tax on any gain realized on the sale or exchange of the Series A Preferred Securities unless (a) such person is present in the United States for 183 days or more in the taxable year of sale and (b) such person has a "tax home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information requirements will apply to payments to noncorporate United States holders of the proceeds of the sale of the Series A Preferred Securities within the United States, and "backup withholding" at a rate of 31% will apply to such payments if the seller fails to provide a correct taxpayer identification number.

    Payments of the proceeds from the sale by a United States Alien Holder of Series A Preferred Securities made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a "controlled foreign corporation" for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of Series A Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

RECEIPT OF SERIES A DEBENTURES UPON LIQUIDATION OF THE SERIES A ISSUER

    Under certain circumstances as described in "Certain Terms of the Series A Preferred Securities -- Special Event Redemption or Distribution," Western Resources may cause the Series A Issuer to be terminated and the Series A Debentures to be distributed to the holders of Series A Preferred Securities in liquidation of such holders' interests in the Series A Issuer. Under current United States Federal income tax law and interpretations, if the Series A Trust is treated as a grantor trust at the time of the distribution, such a distribution should not be treated as a taxable event to holders of the Series A Preferred Securities. Such a tax-free transaction would result in a holder of Series A Preferred Securities retaining an aggregate tax basis in the Series A Debentures equal to such holder's aggregate tax basis in the holder's pro rata share of the Series A Debentures prior to the distribution. A holder's holding period for such Series A Debentures would include the period for which the Series A Preferred Securities were held by such holder.

    If the Series A Trust were not treated as a grantor trust at the time of the distribution, the distribution could be a taxable event to holders of the Series A Preferred Securities, in which case the principles discussed above under "-- Disposition of Series A Preferred Securities" would apply, and the holders would have a new tax basis and holding period in the Series A Debentures.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in the Underwriting Agreement, Western Resources and the Series A Issuer have agreed that the Series A Issuer will sell to each of the underwriters named below (collectively, the "Underwriters"), and each of such Underwriters for whom Goldman, Sachs & Co., Smith Barney Inc., Dillon, Read & Co. Inc., Prudential Securities Incorporated and Edward Jones & Co. are acting as representatives (the "Representatives"), has severally agreed to purchase, the respective number of Series A Preferred Securities set forth opposite its name below:



                                                                                                      NUMBER OF
                                                                                                       SERIES A
                                                                                                      PREFERRED
                                           UNDERWRITER                                                SECURITIES
--------------------------------------------------------------------------------------------------  --------------
Goldman, Sachs & Co. .............................................................................
Smith Barney Inc. ................................................................................
Dillon, Read & Co. Inc. ..........................................................................
Prudential Securities Incorporated................................................................
Edward Jones & Co. ...............................................................................

                                                                                                    --------------
    Total.........................................................................................
                                                                                                    --------------
                                                                                                    --------------


    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Series A Preferred Securities offered hereby, if any are taken.

    The Underwriters propose to offer the Series A Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities
dealers at such  price less  a concession  of $         per  Series A  Preferred
Security. The Underwriters may allow, and such dealers may reallow, a concession
not  in excess of $       per Series A Preferred Security to certain brokers and
dealers. After the Series A Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

    In view of the fact that the proceeds from the sale of the Series A Preferred Securities (together with the delivery by the Series A Issuer to Western Resources of the Series A Common Securities) will be used to purchase the Series A Debentures issued by Western Resources, the Underwriting Agreement provides that Western Resources will pay as Underwriters' compensation for the Underwriters arranging the investment therein of such proceeds, an amount of $ per Series A Preferred Security or ($ per Series A Preferred Security sold to certain institutions) for the accounts of the several Underwriters.

    Western Resources and the Series A Issuer have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date on which the distribution of the Series A Preferred Securities ceases, as determined by the Underwriters, or (ii) 30 days after the issuance of the Series A Preferred Securities, not to offer, sell, contract to sell or otherwise dispose of any Series A Preferred Securities, any other interests of the Series A Issuer or any other issuer of a series of Preferred Securities or Western Resources which are substantially similar to the Series A

Preferred Securities (including any Guarantee of such securities) or any securities convertible into or exchangeable for Series A Preferred Securities, preferred stock or such substantially similar securities of the Series A Issuer or Western Resources, without the prior written consent of the Representatives.


    Prior to this offering, there has been no market for the Series A Preferred Securities. The Series A Preferred Securities have been approved for listing on the New York Stock Exchange, subject to effectiveness of the Registration Statement of which this Prospectus is a part, under the symbol "WR PrA". In order to meet one of the requirements for listing the Series A Preferred Securities on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more Series A Preferred Securities to a minimum of 400 beneficial holders. Trading of the Series A Preferred Securities on the New York Stock Exchange is expected to commence within a fourteen-day period after the initial delivery of the Series A Preferred Securities. The Representatives have advised Western Resources that they intend to make a market in the Series A Preferred Securities prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue any such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market.


    Western Resources and the Series A Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Certain of the Underwriters engage in transactions with, and from time to time have performed services for, Western Resources in the ordinary course of business.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1995


         [LOGO]
                          WESTERN RESOURCES CAPITAL I
                          WESTERN RESOURCES CAPITAL II

                CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                GUARANTEED TO THE EXTENT THAT EACH SUCH ISSUER,
                 RESPECTIVELY, HAS FUNDS AS SET FORTH HEREIN BY
                            WESTERN RESOURCES, INC.
                                   ---------

    Western Resources Capital I and Western Resources Capital II, each a statutory business trust formed under the laws of the State of Delaware (each, an "Issuer" and, collectively, the "Issuers") may severally offer, from time to time, their respective cumulative quarterly income preferred securities (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of each Issuer. Western Resources, Inc., a Kansas corporation ("Western Resources"), will be the sole owner of the beneficial interests represented by common securities (the "Common Securities") of each Issuer. Wilmington Trust Company is the Property Trustee of each Issuer. The payment of periodic cash distributions ("Distributions") with respect to the Preferred Securities and payments on liquidation or redemption with respect to such Preferred Securities are each guaranteed by Western Resources in the case of each Issuer (a "Guarantee"), in each case only out of funds held by such Issuer. The obligations of Western Resources under each Guarantee will be subordinate and junior in right of payment to all liabilities of Western Resources except trade credit and any liabilities that may be made pari passu with or subordinate to the Guarantees expressly by their terms ("Senior Indebtedness"). Concurrently with the issuance by an Issuer of its Preferred Securities, such Issuer will invest the proceeds thereof in Western Resources' deferrable interest subordinated debentures (the "Debentures") having terms corresponding to such Issuer's Preferred Securities. The Debentures will be unsecured and subordinate and junior in right of payment to the Senior Indebtedness of Western Resources. The Debentures held by each Issuer will be its sole asset, and the interest and payments of principal on such Debentures will be its only revenues. Upon the occurrence of certain events, Western Resources may redeem the Debentures or may terminate either Issuer and cause the Debentures to be distributed to the holders of the corresponding Preferred Securities in liquidation of the interest in such Issuer represented by such Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

    The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering, provided, however, that the aggregate initial public offering price of all Preferred Securities issued pursuant to the Registration Statement of which this Prospectus forms a part shall not exceed $200,000,000. Certain specific terms of each Issuer's Preferred Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable and to the extent not set forth herein, the identity of the Issuer, the specific title, the aggregate amount, the distribution rate (or the method for determining such rate), the stated liquidation preference, redemption provisions, other rights, the initial public offering price and any other special terms, as well as any planned listing on a securities exchange, of such Preferred Securities.

    The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. See "Plan of Distribution." The names of any of the underwriters or dealers involved in the sale of the Preferred Securities in respect of which this Prospectus is being delivered, the number of Preferred Securities to be purchased by any such underwriters or dealers, any applicable commissions or discounts and the net proceeds to each Issuer will be set forth in the applicable Prospectus Supplement.

    Each Prospectus Supplement will also contain information concerning certain United States Federal income tax considerations applicable to the Preferred Securities offered thereby.

                                 --------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES   COMMISSION  NOR  HAS   THE
   SECURITIES    AND   EXCHANGE   COMMISSION    OR   ANY   STATE   SECURITIES
     COMMISSION PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

               The date of this Prospectus is             , 1995.

                             AVAILABLE INFORMATION

    Western Resources is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Western Resources may be inspected and copied at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "New York Stock Exchange"), 20 Broad Street, New York, New York 10005, on which certain of Western Resources' securities are listed.

    Western Resources and the Issuers have filed with the Commission a registration statement on Form S-3 (herein together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

    No separate financial statements of the Issuers are included herein. Western Resources considers that such financial statements would not be material to holders of the Preferred Securities because: (i) all of the Common Securities of the Issuers are owned by Western Resources, a reporting company under the Exchange Act; (ii) the Issuers have no independent operations, but exist for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof (plus the Common Securities) in the Debentures; and (iii) the obligations of the Issuers under the Preferred Securities, to the extent funds are available therefor, are fully and unconditionally guaranteed to the extent set forth herein by Western Resources.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Western Resources pursuant to the Exchange Act, are incorporated herein by reference:

    1. Western Resources' Annual Report on Form 10-K for the year ended December 31, 1994. Such report includes the Annual Report on Form 10-K for Kansas Gas and Electric Company ("KG&E") for the year ended December 31, 1994.

    2. Western Resources' Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

    3. Western Resources' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

    4. Western Resources' Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

    5. Western Resources' Current Reports on Form 8-K dated January 31, 1995 and August 18, 1995.

    6.  KG&E's Current Report on Form 8-K dated August 18, 1995.

    All other documents filed by Western Resources pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of the filing of such documents. Western Resources expressly excludes from such incorporation the Report of the Compensation Committee and the Performance Graph contained in any proxy statement filed by Western Resources pursuant to
Section 14 of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities hereby.

    Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Western Resources will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Western Resources, Inc., 818 Kansas Avenue, Topeka, Kansas 66612, telephone (913) 575-6322, Attention: Richard D. Terrill, Esq., Secretary of Western Resources.

                                  THE ISSUERS


GENERAL


    Each of the Issuers is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by Western Resources (the "Depositor"), as the depositor of each Issuer, and the Issuer Trustees (as defined herein) and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each such trust agreement will be amended and restated in its entirety (as so amended and restated, a "Trust Agreement" and, collectively, the "Trust Agreements") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Issuers exist for the exclusive purpose of (i) issuing their respective Preferred Securities and their Common Securities, (ii) purchasing the Debentures with the Common Securities and the proceeds from the sale of the Preferred Securities and (iii) engaging only in those other activities necessary or incidental thereto. All of the Common Securities will be owned by Western Resources. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an Event of Default (as defined herein) under a Trust Agreement, the rights of the holders of the corresponding Common Securities to payment in respect of distributions and payments upon liquidation, redemption or other acquisition of Common Securities will be subordinated to the rights of the holders of Preferred Securities. Western Resources will acquire Common Securities of each Issuer in an aggregate liquidation amount equal to 3% of the total capital of each Issuer. Each Issuer has a term of approximately 30 to 49 years, as specified in the applicable Prospectus Supplement, but may terminate earlier as provided in the Trust Agreement with respect to such Issuer. Each Issuer's business and affairs is conducted by its trustees, each appointed by Western Resources as holder of the Common Securities: Wilmington Trust Company (the "Property Trustee") and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with Western Resources (collectively, the "Issuer Trustees"). Western Resources, as the Depositor of the Issuer, or, the holders of a majority in liquidation amount of the Issuer Securities (as defined herein), if an Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Issuer. Unless an Event of Default shall have occurred and is continuing, the holders of the Issuer Securities shall not have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in Western Resources as the Depositor of the Issuer. The duties and obligations of each of the Issuer Trustees are governed by the applicable Trust Agreement. Western Resources has agreed to pay all fees and expenses related to each Issuer and the offering of the Preferred Securities and has agreed to pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Issuer.

ACCOUNTING TREATMENT


    The Trusts are special purpose entities which are effectively controlled by Western Resources. The financial position, operating results and cash flows of these special purpose entities will be consolidated with Western Resources. The Debentures issued by Western Resources to the Trusts and all other intercompany transactions will be eliminated in consolidation. The Preferred Securities issued by the Trusts will be reflected as a separate line item titled "Company-obligated Mandatorily Redeemable Preferred Securities of Trusts holding solely Company Subordinated Debt Securities" in Western Resource's Consolidated Statement of Capitalization.


                            WESTERN RESOURCES, INC.

    Western Resources is a combination electric and natural gas public utility engaged in the generation, transmission, distribution and sale of electric energy in Kansas and the purchase, distribution, transportation and sale of natural gas in Kansas and Oklahoma. The Company was incorporated under the laws of the State of Kansas in 1924. The Company's principal executive offices (as well as its principal place of business) are located at 818 Kansas Avenue, Topeka, Kansas 66612, and its telephone number is (913) 575-6300.

                    DESCRIPTION OF THE PREFERRED SECURITIES

GENERAL

    An original trust agreement between Western Resources, as Depositor, and Wilmington Trust Company, as the Property Trustee, has been used to authorize and create each Issuer. The original trust agreements are filed as exhibits to the Registration Statement of which this Prospectus is a part. The Preferred Securities and the Common Securities of each Issuer (together, the "Issuer Securities") will be issued by the Administrative Trustees on behalf of each Issuer pursuant to the terms of each Issuer's Trust Agreement (as amended and restated from the original trust agreement). Each Issuer's Preferred Securities represent undivided beneficial trust interests in the assets of such Issuer and entitle the holders thereof to a preference over the Common Securities of such Issuer, in certain circumstances, with respect to distributions and amounts payable on redemption or liquidation as well as to other benefits as described in the applicable Trust Agreement. The following summary of certain provisions of the Trust Agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of such Trust Agreements and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreements are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Trust Agreements unless otherwise stated.

    All of the Common Securities of each Issuer will be owned by Western Resources. The Common Securities of each Issuer rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of each such Issuer except as described under "-- Subordination of Common Securities." (Section 4.03). Legal title to the Debentures will be held in the name of the Property Trustee and held in trust for the benefit of the holders of the Issuer Securities. (Section 2.09). Each Guarantee is a full and unconditional guarantee on a subordinated basis with respect to the related Preferred Securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the related Preferred Securities when the Issuer does not have funds sufficient to make such payments.

    The Preferred Securities will initially be offered in denominations of $25 (based on Liquidation Amount) and integral multiples of $25 in excess thereof.

DISTRIBUTIONS

    The distributions payable on each series of Preferred Securities will be fixed at the rate per annum set forth in the applicable Prospectus Supplement. Distributions in arrears after the quarterly payment date therefor will accumulate additional distributions thereon at the same rate per annum, to the extent permitted by law. The term "distributions" as used herein includes any such additional distributions, unless otherwise stated, and shall also include any Additional Amounts (as defined herein) with respect to the Preferred Securities. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, shall be computed on the basis of the actual number of days elapsed in such period. (Section 4.01(b)). See "Description of the Debentures -- Additional Interest."

    Distributions on the Preferred Securities will be cumulative, will accrue from the date of the initial issuance thereof, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, except in the event of an extension of the interest payment period by Western Resources on the corresponding series of Debentures. In the event that any date on which distributions are otherwise payable on Preferred Securities is not a Business Day, payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which distributions are otherwise payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than (x) a Saturday or a Sunday, (y) a day on which banks in New York are authorized or obligated by law or executive order to remain closed or (z) a day on which the Corporate Trust Office of the Property Trustee or the principal office of Western Resources is closed for business. (Sections 1.01 and 4.01(a)).

    Western Resources has the right under the Deferrable Interest Subordinated Debenture Indenture (the "Indenture"), as supplemented by a Supplemental Indenture relating to a series of Debentures (a "Supplemental Indenture"), to extend, from time to time, the interest payment period on each series of Debentures issued thereunder for a period not exceeding 20 consecutive quarters, with the consequence that quarterly distributions on the corresponding Preferred Securities would be deferred (but would continue to accrue distributions thereon, including additional distributions payable on unpaid distributions to the extent permitted by law at the rate per annum set forth in the applicable Prospectus Supplement, compounded quarterly) by each Issuer during any such extended interest payment period. In the event Western Resources exercises this right, during such period Western Resources will not declare or pay any dividends or distributions (other than dividends or distributions payable in common stock of Western Resources or other securities ranking junior in right of payment to the Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Debentures, or make any guarantee payments with respect to the foregoing (other than pro rata payments under the Guarantees) or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Debentures (except for payments made on any series of Debentures upon the stated maturity of such Debentures); provided that Western Resources may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant requires that an interest payment period on one series of Debentures may be extended only if the interest payment periods on all series of Debentures are extended. Prior to the termination of any such extended interest payment period, Western Resources may further extend the interest payment period, provided that such extended interest payment period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or the redemption date of the series of the Debentures in question. Upon the termination of any extended interest payment period and the payment of all amounts then due, Western Resources may select a new extended interest payment period subject to the foregoing requirements. See "Description of the Debentures -- Interest" and "-- Western Resources' Option to Extend Interest Payment Periods."

    It is anticipated that the income of each Issuer available for distribution to the holders of the Preferred Securities of such Issuer will be limited to the payments under the Debentures which the Issuer will purchase with the Common Securities and the proceeds from the issuance and sale of the Preferred Securities. See "Description of the Debentures." If Western Resources does not make interest payments on the Debentures, the Property Trustee will not have funds available to pay distributions on the Preferred Securities. The payment of distributions (if and to the extent an Issuer has funds sufficient to make such payments) is guaranteed on a subordinated basis by Western Resources to the extent set forth herein under "Description of the Guarantees."


    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the applicable Issuer on the relevant record dates, which, as long as the Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under "-- Book-Entry-Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the relevant Distribution Date. (Section 4.01(d)).


REDEMPTION

    Upon the repayment of any series of Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined herein) of corresponding Issuer Securities, upon not less than 30 nor more than 90 days' notice, at the Liquidation Amount plus accumulated and unpaid distributions to the Redemption Date (the "Redemption Price"). See "Description of the Debentures -- Optional Redemption."

    Western Resources will have the right to redeem the Debentures of any particular series (a) on or after a date to be specified in the Prospectus Supplement with respect to such series of Debentures, in whole or in part, or
(b) at any time, in whole but not in part, upon occurrence of a Tax Event or an Investment Company Event (each as defined below, a "Special Event"), subject to the conditions described under "Description of the Debentures -- Optional Redemption."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    If a Special Event shall occur and be continuing with respect to an Issuer or the Preferred Securities of such Issuer, Western Resources has the right to
(i) redeem the corresponding Debentures in whole, but not in part, and thereby cause a mandatory redemption of such Preferred Securities in whole, but not in part, at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) terminate the Issuer and cause the corresponding Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such distribution, to the holders of the Preferred Securities of such series in liquidation of such Issuer. If at any time an Issuer is not or will not be taxed as a grantor trust, but a Tax Event has not occurred, the Depositor has the right to terminate such Issuer and cause the corresponding Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such distribution, to the holders of the Preferred Securities of such Issuer. Under current United States Federal income tax law and interpretations, if the applicable Trust is treated as a grantor trust at the time of the distribution, such a distribution should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the termination could be a taxable event to holders of the Preferred Securities of an Issuer. See "United States Taxation -- Receipt of Series A Debentures Upon Liquidation of the Series A Issuer," in the accompanying Prospectus Supplement. If Western Resources does not elect either option (i) or (ii) above, the Preferred Securities will remain outstanding.

    "Tax Event" means the receipt by an Issuer or Western Resources, as the case may be, of an Opinion of Counsel (which may be counsel to the Issuer, Western Resources or an affiliate, and which must be reasonably acceptable to the Property Trustee) experienced in such matters to the effect that a relevant tax law change has occurred. For purposes of the preceding sentence, a relevant tax law change is any amendment or change to (or officially proposed amendment or change to) the laws (including regulations thereunder) of the United States or any political subdivision or taxing authority thereof, or the publication of any judicial opinion interpreting such laws (and regulations) or any written interpretation of such laws (or regulations) by any governmental authority having jurisdiction to enforce or administer such laws (or regulations) (including official and unofficial opinions purporting to apply such laws and regulations to other persons who have issued securities similar to the Debentures), which amendment, change, proposed amendment or change, opinion or interpretation could, if valid and enacted or applied to an Issuer or Western Resources, result in (i) such Issuer, either currently or within 90 days of the date thereof, becoming subject to United States Federal income tax with respect to interest received on a series of Debentures, (ii) interest payable by Western Resources on a series of Debentures attributable to the Preferred Securities, either currently or within 90 days of the date thereof, becoming nondeductible for United States Federal income tax purposes or (iii) an Issuer, either currently or within 90 days of the date thereof, becoming subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

    "Investment Company Event" means the occurrence of a change in law or regulation or a change in the interpretation or application of any law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that an Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of a particular series of Preferred Securities.

    "Like Amount" means (i) with respect to a redemption of Issuer Securities, Issuer Securities having an aggregate Liquidation Amount equal to the principal amount of corresponding Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Issuer Securities and (ii) with respect to a distribution of a series of Debentures to holders of the corresponding Preferred Securities in connection with the liquidation of the applicable Issuer upon the bankruptcy, dissolution or liquidation of a holder of corresponding Common Securities, the occurrence of a Special Event or in the event that the applicable Issuer is not or will not be taxed as a grantor trust but a Tax Event has not occurred, Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of the holders to whom such series of Debentures is distributed.

REDEMPTION PROCEDURES

    Preferred Securities redeemed on each date fixed for redemption (the "Redemption Date") shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of the corresponding Debentures. Redemptions of Preferred Securities shall be made, and the Redemption Price shall be deemed payable, on each Redemption Date only to the extent that an Issuer has funds sufficient for the payment of such Redemption Price. (Section 4.02(d)). See "-- Subordination of Common Securities."

    If the Property Trustee gives a notice of redemption in respect of Preferred Securities of a particular series (which notice will be conditioned upon the redemption of the related series of Debentures), then, by 12:00 noon, New York time, on the Redemption Date, the Property Trustee will, so long as such Preferred Securities are in book-entry-only form, irrevocably deposit with The Depository Trust Company ("DTC") funds sufficient to pay the applicable
Redemption Price and, at the direction of the Depositor, will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. See "-- Book-Entry-Only Issuance -- The Depository Trust Company." If such Preferred Securities are no longer in book-entry-only form, the Property Trustee will irrevocably deposit with the Paying Agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing Preferred Securities. Notwithstanding the foregoing, if an Issuer does not make the distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption, such payments shall be payable to the holders of such Preferred Securities on the relevant record date for the related Distribution Date. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the applicable Issuer or by Western Resources pursuant to the corresponding Guarantee described herein under "Description of the Guarantees," distributions on such Preferred Securities will continue to accrue at the rate set forth on the face of such securities, from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. (Section 4.02(e)).

    Subject to applicable law (including, without limitation, United States Federal securities law), Western Resources or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on Preferred Securities to holders of such Preferred Securities shall be made to the record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date, provided, however, that in the event that such Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the Redemption Date. (Section 4.02(f)).

    If less than all the outstanding Issuer Securities are to be redeemed on a Redemption Date, then the aggregate amount payable shall be allocated 3% to the Common Securities and 97% to the Preferred Securities. The particular Preferred Securities to be redeemed shall be selected not more than 90 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities of such series not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 and integral multiples in excess thereof) of the aggregate Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the Securities Registrar in writing of the Preferred Securities selected for partial redemption and, in the case of any such Preferred Securities selected for partial redemption, the aggregate Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of a series of Preferred Securities shall relate, in the case of any Preferred Securities of such series redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of the Preferred Securities of such series that has been or is to be redeemed. (Section 4.02(g)).

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions (including Additional Amounts, if applicable) on, and the Redemption Price of, Issuer Securities, as applicable, shall be made pro rata based on the aggregate Liquidation Amount of both the Preferred Securities and the Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default (as defined herein, see "-- Events of Default; Notice," below) under the Indenture shall have occurred and be continuing, with respect to a series of Preferred Securities, no payment of or any distribution (including Additional Amounts, if applicable) on, or the Redemption Price of, any Common Security corresponding thereto, and no other payment on account of the redemption, liquidation or other acquisition of the corresponding Common Securities shall be made unless payment in full in cash of all accumulated and unpaid distributions (including Additional Amounts, if applicable) on all outstanding Preferred Securities of such series for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all such outstanding Preferred Securities called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full of all distributions (including Additional Amounts, if applicable) on, or the Redemption Price of such Preferred Securities then due and payable. (Section 4.03(a)).

    In the case of any Event of Default under a Trust Agreement, the holder of the corresponding Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under such Trust Agreement until the effect of all such Events of Default with respect to corresponding Preferred Securities have been cured, waived or otherwise eliminated. Until all such Events of Default under such Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not the holder of the corresponding Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.03(b)).

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Pursuant to either Trust Agreement, an Issuer shall be liquidated on the first to occur of: (i) the expiration of the term of the relevant Trust; (ii) the bankruptcy, dissolution or liquidation of a holder of Common Securities;
(iii) the Depositor has elected to cause the Trust to be dissolved after the occurrence of a Special Event or in the event that the Trust is not or will not be taxed as a grantor trust but a Tax Event has not occurred; (iv) the redemption of all of the Preferred Securities of such series; and (v) an order for dissolution of the Trust issued by a court of competent jurisdiction. (Sections 9.01 and 9.02).

    If an early termination occurs as described in clause (iii) of the immediately preceding paragraph, the Issuer in question shall be liquidated as expeditiously as practicable by having the Property Trustee distribute, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such distribution, to each holder of Preferred Securities of such Issuer and the corresponding Common Securities a Like Amount of Debentures held by such Issuer (a "Final Distribution"). However, in the event that the Property Trustee determines that such Final Distribution is impractical, the holders of such Issuer Securities will be entitled to receive, out of the assets of such Issuer available for distribution to holders after satisfaction of all liabilities of creditors, an amount equal to, in the case of holders of Issuer Securities, the aggregate of the stated Liquidation Amount of $25 per Issuer Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because an Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Issuer on the Issuer Securities shall be paid on a pro rata basis. However, if an Event of Default has occurred and is continuing, the holders of the Common Securities will be entitled to receive distributions upon any such dissolution only after the holders of the corresponding Preferred Securities. If the Debentures of a particular series are distributed to the holders of the corresponding Preferred Securities, Western Resources will use reasonable efforts to have such Debentures listed on the New York Stock Exchange or such other exchange on which the corresponding Preferred Securities are then listed. If an early termination occurs as described in clause (ii) of the immediately preceding paragraph, a liquidating trustee (the "Liquidating Trustee") may be appointed by a majority of the aggregate Liquidation Amount of the Issuer Securities or by a court of competent jurisdiction. Any such Liquidating Trustee shall (unless otherwise instructed by a court of competent jurisdiction) make a Final Distribution or, if deemed appropriate by such Liquidating Trustee, make a Liquidation Distribution, in substantially the same manner as described above. (Section 9.04).

EVENTS OF DEFAULT; NOTICE

    The occurrence of an "Event of Default" as defined in Section 501 of the Indenture (see "Description of the Debentures -- Events of Default") constitutes an "Event of Default" under the affected Trust Agreement.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the affected Preferred Securities, the Administrative Trustees and the Depositor, unless such Event of Default shall have been cured or waived. (Section 8.02).

    Unless an Event of Default shall have occurred and be continuing, any Trustee with respect to a particular series of Issuer Securities may be removed at any time by act of Western Resources, as Depositor of the Issuer. If an Event of Default has occurred and is continuing, any Trustee with respect to a particular series of Issuer Securities may be removed at such time by act of the holders of a majority in aggregate Liquidation Amount of the outstanding Issuer Securities of such series, delivered to such Trustee (in its individual capacity and on behalf of the relevant Issuer). No resignation or removal of a Trustee and no appointment of a successor Trustee shall be effective until the acceptance of appointment by the successor Trustee in accordance with the provisions of the applicable Trust Agreement. (Section 8.10).

    If an Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the corresponding Common Securities upon dissolution of the relevant Issuer as described above. See "-- Liquidation Distribution Upon Dissolution."

MERGER OR CONSOLIDATION OF A TRUSTEE

    Any corporation into which either the Property Trustee or any Administrative Trustee that is not a natural person may be merged or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which any such Trustee shall be a party shall be the successor to such Trustee under the Trust Agreements, provided such corporation is otherwise qualified and eligible. (Section 8.12).

VOTING RIGHTS

    Except as provided below and under "Description of the Guarantees -- Amendments and Assignments" and as otherwise required by law, the holders of the Preferred Securities will have no voting rights. (Section 6.01(a)).

    So long as any Debentures of a particular series are held by an Issuer, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to the Debentures of such series, (ii) waive any past default which is waivable under
Section 513 of the Indenture, (iii) exercise any right to rescind or annul any declaration that the principal of all the Debentures of such series shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Debentures of such series, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Issuer Securities of such series; provided, however, that where a consent under the Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Issuer Securities of such series. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the Issuer Securities of a particular series, except pursuant to a subsequent vote of the outstanding Issuer Securities. The Property Trustee shall notify all holders of an affected series of Issuer Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the holders of the Issuer Securities of a particular series, prior to taking any of the foregoing actions, the Property Trustee shall obtain an Opinion of Counsel experienced in such matters to the effect that the applicable Issuer will not be classified as an association taxable as a corporation for United States Federal income tax purposes on account of such action. (Section 6.01(b)).

    If any proposed amendment to a Trust Agreement relating to a particular series of Issuer Securities provides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of such Issuer Securities, whether by way of amendment to the Trust Agreement relating to such Issuer Securities or otherwise, or (ii) the dissolution, winding up or termination of the Issuer of such Issuer Securities, other than pursuant to the Trust Agreement relating to such series of Issuer Securities, then the holders of the outstanding Issuer Securities of such series will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of the holders of at least a majority in aggregate Liquidation Amount of such outstanding Issuer Securities. (Section 6.01(c)).

    No amendment to a Trust Agreement may be made if, as a result of such amendment, the applicable Issuer would be classified as an association taxable as a corporation for United States Federal income tax purposes. (Section 6.01(c)).

    Any required approval of the holders of Issuer Securities of a particular series may be given at a separate meeting of the holders of Issuer Securities of such series convened for such purpose or pursuant to the written consent of such holders. The Administrative Trustees will cause a notice of any meeting at which holders of such Issuer Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of such Issuer Securities in the manner set forth in the applicable Trust Agreement. (Section 6.02).

    No vote or consent of the holders of Issuer Securities of a particular series will be required for the applicable Issuer to redeem and cancel Issuer Securities of such series in accordance with the applicable Trust Agreement.

    Notwithstanding that holders of Issuer Securities are entitled to vote or consent under any of the circumstances described above, any of the Issuer Securities that are owned by Western Resources, any Trustee or any affiliate of Western Resources or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEES

    Unless an Event of Default under a Trust Agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the applicable Trust Agreement) may at the time be located, the Depositor and the Administrative Trustees shall have power to appoint, and upon the written request of the Administrative Trustees, Western Resources, as Depositor, shall for such purpose join with the Administrative Trustees in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. If Western Resources, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default under the Indenture has occurred and is continuing, the Administrative Trustees and the Property Trustee shall have power to make such appointment. (Section 8.09).

PAYMENT AND PAYING AGENTS

    Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the securities register. The Paying Agent shall initially be Wilmington Trust Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and the Depositor. In the event that Wilmington Trust Company chooses no longer to be the Paying Agent, the Administrative Trustees shall appoint a successor acceptable to the Property Trustee and Western Resources to act as Paying Agent (which shall be a bank or trust company or Western Resources). (Sections 4.04 and 5.08).

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

    DTC will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with Wilmington Trust Company, as custodian for DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds the securities that its participants ("Participants") deposit with it. DTC facilitates the settlement of securities transactions among Participants through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers, securities dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants, as well as by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers, securities dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is, in turn, recorded on a Direct or Indirect Participant's records, as the case may be. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the respective Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the
Preferred Securities are also effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants are responsible for keeping account of their holdings on behalf of their customers.


    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by the arrangements made among them, subject to any statutory or regulatory requirements as may be in effect from time to time.


    Redemption notices, if any, will be sent to DTC. If less than all of the Preferred Securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the Preferred Securities held by each Direct Participant in such series to be redeemed.

    Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those cases where a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to any Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants (identified in a listing attached to the Omnibus Proxy) to whose accounts the Preferred Securities are credited on the record date.

    Distribution payments on the Preferred Securities will be made by the Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings as shown on DTC's records, unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the applicable Issuer or Western Resources, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer in question, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of the Direct or Indirect Participants in whose accounts the Preferred Securities are held, respectively.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Issuer in question. If DTC stops providing such services and a successor securities depositary is not obtained, Preferred Security certificates for the affected series must be printed and delivered. Additionally, the Administrative Trustees (with the consent of Western Resources) could decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, definitive certificates for the Preferred Securities would be printed and delivered.

    The information in this Section concerning DTC and DTC's book-entry system has been obtained from sources that Western Resources and the Issuers believe to be reliable. None of Western Resources or the Issuers have responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

    Wilmington Trust Company will act as Securities Registrar and transfer agent for the Issuer Securities. (Section 5.04).

    Registration of transfers of Issuer Securities will be effected without charge by or on behalf of either Issuer, but upon payment (with the giving of such indemnity as the Issuer or Western Resources may require) in respect of any tax or other governmental charges which may be imposed in connection therewith. (Section 5.04).

    The Securities Registrar will not be required to register or cause to be registered any transfer of Issuer Securities of a particular series after they have been called for redemption. (Section 5.04).

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee undertakes to perform only such duties as are specifically set forth in such Trust Agreement and, after an Event of Default under the Indenture, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Preferred Securities or Debentures of a particular series unless the Property Trustee is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 8.01).

    Western Resources conducts other banking transactions with the Property Trustee in the ordinary course of its business.

MODIFICATION OF THE TRUST AGREEMENTS

    From time to time, Western Resources and the Trustees may, without the consent of any holders of the Preferred Securities, amend either Trust Agreement for specified purposes, including, among other things, (i) to cure ambiguities, correct or supplement any provision of either Trust Agreement which may be inconsistent with any other provision thereof or to make any other provisions with respect to matters or questions arising under such Trust Agreement which shall not be inconsistent with the other provisions of such Trust Agreement, or
(ii) to ensure that a Trust will not be classified for United States Federal income tax purposes as an association taxable as a corporation and will not be required to register as an "investment company" under the 1940 Act; provided, however, that such amendment or action shall not adversely affect the rights of any holder of the Issuer Securities. Each Trust Agreement contains provisions permitting Western Resources and the Trustees, with the consent of the holders of not less than a majority in aggregate Liquidation Amount of the outstanding Issuer Securities related thereto and upon receipt of an appropriate opinion of counsel, to modify such Trust Agreement in a manner affecting the rights of the holders of such Issuer Securities; provided that no such modification may, without the consent of the holder of each such outstanding Issuer Security affected by the proposed modification (i) change the amount or timing of any distribution on such Issuer Securities or otherwise adversely affect the amount of any distribution required to be made in respect of such Issuer Securities as of a specified date, or (ii) restrict the right of any holder of such Issuer Securities to institute suit for the enforcement of any payment under such Trust Agreement. (Section 10.02).

GOVERNING LAW


    Each Trust Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware. (Section 10.05).


MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of each Issuer and to operate each Issuer so that neither Issuer will be deemed to be an "investment company" required to be registered under the 1940 Act or be taxed as a corporation for United States Federal income tax purposes and so that the Debentures will be treated as indebtedness of Western Resources for United States Federal income tax purposes. In this connection, the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of either Issuer or the Trust Agreements, that the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect the interest of the holders of the Preferred Securities. (Section 2.07).

    Holders of the Preferred Securities have no preemptive rights.

                         DESCRIPTION OF THE GUARANTEES

GENERAL

    Set forth below is certain information concerning the Guarantees that will be executed and delivered by Western Resources for the benefit of the holders from time to time of Preferred Securities of each particular series. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee (the "Guarantee Trustee") under each Guarantee for purposes of compliance with the Trust Indenture Act. The terms of each Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and of the Trust Indenture Act. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the corresponding Preferred Securities. Whenever particular provisions of or defined terms in the Guarantees are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Guarantees unless otherwise stated.

    Western Resources will agree, on a subordinated basis, to the extent set forth below, to make the Guarantee Payments (as defined below) in full to the holders of the Preferred Securities of a particular series (without duplication of amounts theretofore paid by the applicable Issuer with respect thereto), as and when due, regardless of any defense, right of set-off or counterclaim that such Issuer may have or assert other than the defense of payment. (Section 5.1). The following payments with respect to the Preferred Securities of a particular series, to the extent not paid by or on behalf of the applicable Issuer (the "Guarantee Payments"), will be subject to the related Guarantee (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities of such series, if and only to the extent that the applicable Issuer has funds sufficient to make such payment; (ii) the Redemption Price with respect to any such Preferred Securities called for redemption by the applicable Issuer, if and only to the extent that the applicable Issuer has funds sufficient to make such payment; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Issuer (other than in connection with a redemption of all of the corresponding Preferred Securities), the lesser of (a) the aggregate Liquidation Amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent the Issuer has funds sufficient to make such payment, and (b) such amount of assets of such Issuer remaining available for distribution to holders of such Preferred Securities in liquidation of such Issuer. (Section 1.1). Western Resources' obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Western Resources to the holders of such Preferred
Securities or by causing the applicable Issuer to pay such amounts to such holders. (Section 5.1).



    Each Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities of the corresponding series from the time of the issuance of such Preferred Securities, but will not apply (i) to any payment of distributions if and to the extent that the Issuer with respect thereto does not have funds sufficient to make such payments or (ii) to the collection of payment. If Western Resources does not make interest payments on a series of Debentures held by an Issuer, it is expected that such Issuer will not pay distributions on such Preferred Securities. The Guarantees will rank subordinate and junior in right of payment to all liabilities of Western Resources (except trade credit and any liabilities that may be made pari passu with or subordinate to the Guarantees expressly by their terms, i.e., another Guarantee). See "-- Status of the Guarantees."



    With respect to a particular series of Preferred Securities, the mechanisms and obligations relating to the corresponding Guarantee and the corresponding series of Debentures and the obligations of Western Resources under the applicable Trust Agreement to pay certain obligations, costs and expenses of the Issuer (the "Expense Agreement," and, with respect to such obligations of Western Resources under each Trust Agreement, the "Expense Agreements"), taken together, are equivalent to a full and unconditional subordinated guarantee by Western Resources of payments due on such series of Preferred Securities. See "Description of the Debentures" and "Relationship Among the Preferred Securities, the Debentures and the Guarantees."


AMENDMENTS AND ASSIGNMENTS

    Except with respect to any changes that do not adversely affect the rights of the holders of Preferred Securities of a particular series (in which case no consent of such holders will be required), the terms of a Guarantee may be changed only with the prior approval of the holders of not less than a majority in aggregate Liquidation Amount of such outstanding Preferred Securities. All guarantees and agreements contained in any Guarantee will be binding upon the successors, assigns, receivers, trustees and representatives of Western Resources, and shall inure to the benefit of the holders of the corresponding Preferred Securities then outstanding. (Sections 8.1 and 8.2).

EVENTS OF DEFAULT

    An event of default under a Guarantee will occur upon the failure of Western Resources to perform any of its payment obligations thereunder. (Section 1.1). The holders of a majority in aggregate Liquidation Amount of the Preferred Securities of the affected series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee. (Section 5.4).

    If the Guarantee Trustee fails to enforce a Guarantee, any holder of the corresponding series of Preferred Securities may institute a legal proceeding directly against Western Resources to enforce such Holder's rights under such Guarantee without first instituting a legal proceeding against the applicable Issuer, the Guarantee Trustee or any other person or entity. (Section 5.4).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by Western Resources in the performance of a Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantees and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Guarantee at the request of any holder of Preferred Securities of a particular series unless the Guarantee Trustee is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Sections 3.1 and 3.2).

TERMINATION OF THE GUARANTEES

    A Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities of the corresponding series, the distribution of Debentures of the applicable series to the holders of such Preferred Securities in exchange for all of such Preferred Securities or upon payment in full of the amounts payable upon liquidation of the related
Issuer. Notwithstanding the foregoing, each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the related Guarantee. (Section 7.1).

STATUS OF THE GUARANTEES

    Each Guarantee will constitute an unsecured obligation of Western Resources and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined above) of Western Resources. (Section 6.1). Each Trust Agreement provides that each holder of Preferred Securities of a particular series by acceptance thereof agrees to the subordination provisions and other terms of the related Guarantee.

    Each Guarantee will rank pari passu with each other Guarantee and with any similar guarantees issued by the Guarantor on behalf of the holders of Preferred Securities issued by any other Issuer holding Debentures issued under the Indenture. (Section 6.2).

    Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the applicable Guarantee without first instituting a legal proceeding against any other person or entity). (Section 5.5).

GOVERNING LAW

    Each Guarantee will be governed by and construed in accordance with the laws of the State of New York. (Section 8.5).

                         DESCRIPTION OF THE DEBENTURES

GENERAL

    Set forth below is a description of certain terms of the Debentures which each Issuer will purchase with its Common Securities and the proceeds of the issuance and sale of such Issuer's Preferred Securities. The following summary does not purport to be complete and is subject in all respects to, and is qualified in its entirety by reference to, the Indenture, as supplemented by the Supplemental Indenture creating each series of Debentures, from Western Resources to Wilmington Trust Company, as trustee with respect to the Debentures (the "Debenture Trustee"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Whenever particular provisions of or defined terms in the Indenture or the Supplemental Indenture are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Indenture unless otherwise stated.

    Concurrently with the issuance of each Issuer's Preferred Securities, the Issuer will invest the proceeds thereof in a corresponding series of Debentures newly issued by Western Resources. The Debentures will be unsecured subordinated obligations of Western Resources issued under the Indenture. Each series of Debentures will be in a principal amount equal to the aggregate stated
Liquidation Amount of the corresponding Preferred Securities plus Western Resources' concurrent investment in the Common Securities and will rank pari passu with all other series of Debentures. The Indenture does not limit the aggregate principal amount of Debentures which may be issued thereunder.

OPTIONAL REDEMPTION

    Western Resources will have the right, at any time and from time to time, as set forth in an applicable Supplemental Indenture, to redeem any series of Debentures, in whole or in part, at a redemption price as set forth in such Supplemental Indenture, together with any accrued but unpaid interest thereon, including any Additional Interest (as defined below) to the redemption date.

    If a Special Event shall occur and be continuing, Western Resources shall have the right to redeem any series of Debentures in whole but not in part, at the Redemption Price plus any accrued and unpaid interest on such series of Debentures, including any Additional Interest, if any, to the redemption date fixed for redemption for such series (the "Redemption Date"). (Section 102 of the Supplemental Indenture).

    For so long as an Issuer is the holder of all the outstanding Debentures of a particular series, the proceeds of any such redemption will be used by such Issuer to redeem Preferred Securities of such series and the corresponding Common Securities in accordance with their terms. Western Resources may not redeem any series of Debentures in part unless all accrued and unpaid interest thereon (including any Additional Interest) has been paid in full on all outstanding Debentures of such series for all quarterly interest periods terminating on or prior to the Redemption Date. (Section 102 of the Supplemental Indenture).

    Any optional redemption of any series of Debentures shall be made upon not less than 30 nor more than 90 days' notice to the holders thereof. If at the time of mailing of any notice of redemption Western Resources shall not have deposited with the Debenture Trustee (and/or irrevocably directed the Debenture Trustee to apply, from money held by it available to be used for the redemption of Debentures) an amount in cash sufficient to redeem all of the Debentures to be redeemed, including accrued interest to such Redemption Date, such notice shall state that the proposed redemption to which such notice relates is subject to the deposit of such amount with the Trustee on or before the Redemption Date. (Section 1204).

    After notice of redemption is given and Western Resources having on or before the Redemption Date deposited with the Debenture Trustee (and/or having irrevocably directed the Debenture Trustee to apply, from money held by it available to be used for the redemption of Debentures) an amount in cash sufficient to redeem all of the Debentures to be redeemed, the Debentures so to be redeemed will, on the Redemption Date, become due and payable and from and after such date, such Debentures will cease to bear interest. (Section 1206).

INTEREST

    The Debentures of a particular series shall bear interest at the rate per annum set forth in the applicable Supplemental Indenture and from the date specified therein. Such interest shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), subject to certain exceptions, to the person in whose name such Debentures are registered, at the close of business on the Business Day next preceding such Interest Payment Date.

(Section 307 of the Indenture and Section 101 of the Supplemental Indenture). It is anticipated that the Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the corresponding Issuer Securities.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full monthly period, shall be computed on the basis of the actual number of days elapsed in such period. (Section 310). In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. (Section 101 of the Supplemental Indenture).

WESTERN RESOURCES' OPTION TO EXTEND INTEREST PAYMENT PERIODS

    Western Resources shall have the right, at any time and from time to time while the Debentures of any particular series are outstanding, so long as an Event of Default has not occurred or is continuing, to extend the interest payment period on such Debentures for a period not exceeding 20 consecutive quarters (the "Extension Period") during which period interest will compound quarterly. At the end of any such Extension Period, Western Resources must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for such Debentures to the extent permitted by applicable law). During any such Extension Period, Western Resources may not declare or pay any dividends or distributions (other than dividends or distributions payable in common stock of Western Resources or other securities ranking junior in right of payment to the Debentures of such series) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Debentures of such series, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantees) or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Debentures of such series (except for payments made on any series of Debentures upon the stated maturity of such Debentures); provided that Western Resources may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Debentures of such series, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Debentures of such series with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. Such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity date or Redemption Date of such Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, Western Resources may select a new Extension Period, subject to the foregoing requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. So long as the Property Trustee shall be the sole holder of the Debentures, Western Resources must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date that the distribution on the corresponding Preferred Securities is payable or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of such series of the record date for the payment of such distribution or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee will be required to give prompt notice of Western Resources' selection of such Extension Period to the holders of the Preferred Securities and the Administrative Trustees. (Section 101 of the Supplemental Indenture).

ADDITIONAL INTEREST

    If at any time an Issuer shall be required to pay any additional distributions on distributions in arrears in respect of the Preferred Securities of a particular series pursuant to the terms thereof, Western Resources will pay as interest to such Issuer, as the holder of the Debentures of the corresponding series, an amount of additional interest ("Additional Interest Attributable to Deferral") equal to such additional distributions. Accordingly, in such circumstances Western Resources will, to the fullest extent permitted by applicable law, pay interest upon interest in order to provide for quarterly compounding on such Debentures. In addition, if an Issuer is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in each case, Western Resources will also pay such amounts as shall be required so that the net amounts received and retained by such Issuer after paying such taxes, duties, assessments or governmental charges will be not less than the amounts such Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed ("Additional Interest Attributable to Taxes," and, together with Additional Interest Attributable to Deferral, "Additional Interest"). (Section 101 of the Indenture and Section 101 of the Supplemental Indenture).

RIGHT OF SET-OFF

    Notwithstanding anything to the contrary in the Indenture, Western Resources shall have the right to set-off any payment it is otherwise required to make thereunder to the extent Western Resources has theretofore made, or is concurrently on the date of such payment, making a payment under the related Guarantee. (Section 311).

SUBORDINATION

    The Debentures will be subordinate and junior in right of payment to the prior payment, in full in cash or cash equivalents, of all Senior Indebtedness (as defined below). (Sections 101 and 1101). In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Western Resources or to its creditors, as such, or to its assets, or
(b) any liquidation, dissolution or other winding up of Western Resources, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Western Resources (except a distribution in connection with a consolidation of Western Resources with, or the merger of Western Resources into, another corporation or the liquidation or dissolution of Western Resources following conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation upon the terms and conditions described below under "-- Consolidation, Merger and Sale"), the holders of all Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all amounts due or to become due thereon, before the holders of Debentures are entitled to receive any payment on account of the principal of or interest on the Debentures; and any payment or distribution of assets of Western Resources of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the Debentures or the Debenture Trustee would be entitled but for the provisions of the Indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid. In the event that, notwithstanding the foregoing, the Debenture Trustee or any holder of the Debentures shall have received payment or distribution of assets of Western Resources of any kind or character (excluding certain permitted subordinated securities) before all Senior Indebtedness is paid in full or payment thereof provided for, then such payment or distribution will be paid over or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of the assets of Western Resources for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or cash equivalents. (Section 1102).

    Western Resources is prohibited from making payments on account of the principal of or interest on the Debentures or on account of the purchase or redemption or other acquisition of the Debentures if there shall have occurred and be continuing: (a) a default in any payment with respect to any Senior Indebtedness (as defined herein) or (b) any other event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof. (Section 1103). In the event that Western Resources makes any payment to the Debenture Trustee or any holder of any series of Debentures, which payment is prohibited by the foregoing, then such payment is required to be paid over to the representative of the holders of the Senior Indebtedness then outstanding to the extent necessary to pay in full, in cash or cash equivalents, all Senior Indebtedness. (Section 1103).

    Subject to the payment in full of all Senior Indebtedness, the holders of the Debentures shall be subrogated to the rights of the holders of Senior
Indebtedness to receive payments and distributions of assets of Western Resources applicable to the Senior Indebtedness until the Debentures are paid in full. (Section 1105).

    If Western Resources fails to make any payment on a series of Debentures when due or within any applicable grace period, such failure will constitute an Event of Default under the related Indenture. See "Events of Default."

    As of September 30, 1995, the Senior Indebtedness of Western Resources was approximately $1.8 billion. As a holding company, certain of Western Resources' assets consist of the stock of its subsidiaries. Except to the extent that Western Resources may itself be a creditor with recognized claims against Western Resources' subsidiaries, the claims of the holders of the Debentures to the assets of the subsidiaries of Western Resources effectively are subordinated to the claims of direct creditors of such subsidiaries. See "Risk Factors -- Holding Company Structure" in the accompanying Prospectus Supplement.

    The term "Senior Indebtedness" shall mean the principal of, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of any Supplemental Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of Western Resources on a consolidated basis (other than any obligations to trade creditors) evidenced by notes, debentures, bonds or other securities sold by Western Resources for money borrowed and capitalized lease obligations;

        (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by Western Resources or in effect guaranteed by Western Resources;

        (c) all obligations of Western Resources issued or assumed as the deferred purchase price of property, all conditional sale obligations of Western Resources and all obligations of Western Resources under any title retention agreement (but excluding trade accounts payable);

        (d) certain obligations of Western Resources for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility, surety bond or similar credit transaction entered into in the ordinary course of business of Western Resources; and

        (e) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) through (d);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is made pari passu with or subordinate to the Debentures. (Section 101).

    Notwithstanding the foregoing, each series of Debentures will rank pari passu with each other series of Debentures.

    The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued.

CERTAIN COVENANTS OF WESTERN RESOURCES

    In the Indenture, Western Resources covenants that it will not declare or pay any dividends or distributions (other than dividends or distributions payable in common stock of Western Resources or other securities ranking junior in right of payment to the Debentures of a particular series) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Debentures of such series, or make any guarantee payments with respect to the foregoing (other than pro rata payments under the Guarantees) or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Debentures of such series (except for payments made on any series of Debentures upon the stated maturity of such Debentures); provided that Western Resources may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Debentures of such series, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of Western Resources ranking pari passu with or junior in right of payment to the Debentures of such series with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased; if at such time (i) there shall have occurred any event of which Western Resources has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an Event of Default with respect to such series of Debentures under the Indenture and (b) which Western Resources shall not have taken reasonable steps to cure, (ii) Western Resources shall be in default with respect to its payment of any obligations under the Guarantee or
(iii) Western Resources shall have given notice of its selection of an Extension Period as provided in the Indenture, and such Extension Period, or any extension thereof, shall have commenced and be continuing. (Section 1005). Western Resources also covenants (i) not to transfer ownership of Common Securities of the Issuer to which Debentures have been issued to any person other than an Affiliate of Western Resources as permitted under the Indenture; provided that no such transfer will result in (x) such Issuer being considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, or (y) the Issuer not being taxed as a grantor trust for United States Federal income tax purposes, (ii) not to voluntarily dissolve, wind up or terminate each Issuer, except in connection with the distribution of the corresponding Debentures to the holders of the Preferred Securities of such Issuer in liquidation of such Issuer or in connection with certain mergers, consolidations or amalgamations permitted by the corresponding Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the corresponding Trust Agreement, to cause such Issuer to remain a grantor trust and otherwise not to be classified as an association taxable as a corporation for United States Federal income tax purposes. (Section 1005).

EVENTS OF DEFAULT

    The Indenture will provide that any one or more of the following described events with respect to a series of Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to such series of
Debentures:

        (a) failure for 30 days to pay any interest on such series of Debentures, including any Additional Interest in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period);

        (b) failure to pay any principal on such series of Debentures when due whether at maturity, upon redemption by declaration of acceleration or otherwise; except that, in the case of an optional redemption, the failure to redeem any Debenture which is the result of Western Resources' failure to deposit on or before the Redemption Date with the Debenture Trustee (and/or having irrevocably directed the Debenture Trustee to apply, from money held by it available to be used for the redemption of Debentures) an amount in cash sufficient to redeem all of the Debentures to be redeemed, shall not be an Event of Default, but shall be deemed a recission of the call for redemption;

        (c) failure to observe or perform in any material respect any other covenant relating to such series of Debentures contained in the Indenture for 90 days after written notice to Western Resources from the Debenture
    Trustee or the holders of at least 25% in principal amount of the outstanding Debentures of such series; or

        (d) certain events in bankruptcy, insolvency or reorganization of Western Resources. (Section 501).

    If an Event of Default has occurred and is continuing, the holders of a majority in outstanding principal amount of each affected series of Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. (Section 512). The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Debentures may declare the principal due and payable immediately upon an Event of Default, and should the Debenture Trustee or such holders of such Debentures fail to make such declaration the holders of at least 25% in aggregate Liquidation Amount of Preferred Securities of such series shall have such right. The holders of a majority in aggregate outstanding principal amount of such series of Debentures may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any Additional Interest has been deposited with the Debenture Trustee. (Section
502).

    The holders of a majority in outstanding principal amount of each series of Debentures may, on behalf of the holders of all the Debentures of such series, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture of such series. (Section
513). Western Resources is required to file annually with the Debenture Trustee a certificate as to whether or not Western Resources is in compliance with all the conditions and covenants applicable to it under the Indenture. (Section
1004).

    A voluntary or involuntary dissolution of any Issuer prior to the redemption or maturity of the Debentures held by such Issuer will not constitute an Event of Default with respect to such Debentures. If any Issuer is dissolved, an event the possibility of which Western Resources and the Issuers consider to be remote, any of the following, among other things, could occur: (i) a distribution of the Debentures held by such Issuer to the holders of the corresponding Preferred Securities, (ii) a cash distribution to the holders of such Preferred Securities out of the sale of assets of such Issuer, after satisfaction of all liabilities to creditors, (iii) a permitted redemption at par of the Debentures, and a consequent redemption of a Like Amount of such Preferred Securities, at the option of Western Resources under the circumstances described under "-- Optional Redemption" or (iv) the rollover of the Trust Property (as defined in the Trust Agreement) into another entity with similar characteristics.

FORM, EXCHANGE AND TRANSFER

    The Debentures, if issued in certificated form, will be issuable only in registered form, without coupons and only in denominations of $25 and integral multiples thereof. (Section 302).

    Subject to the terms of the Indenture, Debentures may be presented for registration of transfer or exchange (duly endorsed or accompanied by satisfactory instruments of transfer) at the office of the Securities Registrar or at the office of any transfer agent designated by Western Resources for such purpose. No service charge will be made for any registration of transfer or exchange of Debentures, but Western Resources may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Securities Registrar or such transfer agent, as the case may be, being satisfied with the documents of transfer, title and identity of the person making the request. Western Resources has appointed the Debenture Trustee as the initial Securities Registrar. (Section 305). Western Resources may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. (Section 1002).

    If a series of Debentures is to be redeemed in part, Western Resources will not be required to issue, register the transfer of or exchange any Debentures of such series during a period beginning at the opening of business 15 days before the day of mailing of the notice of redemption for such Debentures that may be selected for redemption and ending at the close of business on the day of such mailing. (Section 305).

PAYMENT AND PAYING AGENTS

    Payment of interest on a Debenture on any Interest Payment Date will be made to the Person in whose name such Debenture (or one or more predecessor Debentures) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

    Principal of and any interest on the Debentures will be payable at the office of such Paying Agent or Paying Agents as Western Resources may designate for such purpose from time to time, except that at the option of Western Resources, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the Securities Register or by wire transfer. (Section 101 of the Supplemental Indenture). The corporate trust office of the Debenture Trustee in the City of Wilmington, Delaware is designated as Western Resources' initial sole Paying Agent for payments with respect to the Debentures. Western Resources may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. (Section
1002).

SUPPLEMENTAL INDENTURES, MODIFICATION OF THE INDENTURE

    From time to time Western Resources and the Debenture Trustee may, without the consent of the holders of any series of Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any other change that does not adversely affect the rights of any holder of Debentures. (Section 901). The Indenture will contain provisions permitting Western Resources and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of any outstanding series of Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of such series of Debentures; provided that no such modification may, without the consent of the holder of each outstanding Debenture so affected, (i) change the fixed maturity of any series of Debentures, reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon (otherwise than as permitted under the Indenture), (ii) reduce the percentage of the principal amount of Debentures of any series, the holders of which are required to consent to any such modification of the Indenture or
(iii) modify certain provisions of the Indenture relating to the waiver of past defaults or compliance by Western Resources with certain covenants set forth therein. The Indenture also requires the consent of the holders of the affected Preferred Securities in respect of certain amendments to or termination of the Indenture and in respect to compliance by Western Resources with certain covenants in the Indenture. (Section 902). In addition, Western Resources and the Debenture Trustee may execute, without the consent of any holders of Debentures, Supplemental Indentures for the purpose of creating new series of Debentures. (Section 901).

CONSOLIDATION, MERGER AND SALE

    Western Resources may not consolidate with, merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "Successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to Western Resources, unless: (i) the Successor Person (if any), is a corporation, partnership, trust or other entity organized and validly existing under the laws of any United States jurisdiction and assumes Western Resources' obligations on the Debentures, the Indenture, the Guarantees and the Expense Agreements (as defined below); (ii) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of Western Resources or any subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; (iii) such transaction does not give rise to any breach or violation of the Trust Agreement or the Guarantee; and (iv) Western Resources has delivered to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel as to certain matters. (Section 801).

SATISFACTION AND DISCHARGE

    Under the terms of the Indenture, Western Resources will be discharged from any and all obligations in respect of a particular series of Debentures (except, in each case, for certain obligations to register the transfer or exchange of such Debentures, replace stolen, lost or mutilated Debentures and hold moneys or U.S. Government Obligations (as defined in the Indenture) for payment in trust) if Western Resources deposits with the Debenture Trustee, in trust, moneys or U.S. Government Obligations in an amount sufficient to pay all the principal of, and interest on, such series of Debentures on the dates such payments are due in accordance with the terms of such Debentures. (Section 401).

GOVERNING LAW

    The Indenture, the Supplemental Indentures and the Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112).

MISCELLANEOUS

    Western Resources will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of Western Resources, provided that, in the event of any such assignment, Western Resources will remain liable for such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109).

                        RELATIONSHIP AMONG THE PREFERRED
                 SECURITIES, THE DEBENTURES AND THE GUARANTEES


    As long as payments of interest and other payments are made when due on each series of Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities of the corresponding series, because: (i) the aggregate principal amount of each series of Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the corresponding Issuer Securities; (ii) the interest rate and interest and other payment dates on each series of Debentures will correspond to the distribution rate and distribution and other payment dates on the Preferred Securities of such series;
(iii) the Expense Agreements entered into by Western Resources pursuant to the Trust Agreements provide that Western Resources shall pay for all, and an Issuer shall not be obligated to pay, directly or indirectly, for any, costs, expenses or liabilities of such Issuer, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which such Issuer may become subject, except for United States withholding taxes and such Issuer's payment obligations to holders of the Preferred Securities of a particular series under such Preferred Securities; and (iv) each Trust Agreement further provides that the Trustees shall not cause or permit an Issuer to, among other things, engage in any activity that is not consistent with the limited purposes of each Issuer.


    Payments of distributions and other amounts due on Preferred Securities of each series (to the extent an Issuer has funds sufficient for the payment of such distributions) are guaranteed by Western Resources as and to the extent set forth under "Description of the Guarantees." If and to the extent that Western Resources does not make payments on any series of Debentures, such Issuer will not pay distributions or other amounts due on the Preferred Securities of the corresponding series.

    If the Guarantee Trustee fails to enforce any Guarantee, a holder of a Preferred Security to which such Guarantee applies may institute a legal proceeding directly against Western Resources to enforce such holder's rights under such Guarantee without first instituting a legal proceeding against the Issuer of such Preferred Security or any other person or entity.

    Each Issuer's Preferred Securities will evidence the rights of the holders thereof to the benefits of such Issuer, a trust that exists for the sole purpose of issuing its Issuer Securities and investing the proceeds of its Preferred Securities in a corresponding series of Debentures of Western Resources, while each series of Debentures represents indebtedness of Western Resources. A principal difference between the rights of a holder of a Preferred Security and a holder of a Debenture is that a holder of a Debenture will accrue, and (subject to the permissible extensions of the interest payment period) is entitled to receive, interest on the principal amount of Debentures held, while a holder of Preferred Securities is only entitled to receive distributions if and to the extent the Issuer has funds sufficient for the payment of such distributions.

    Upon any voluntary or involuntary dissolution, winding up or termination of any Issuer involving the distribution of a series of Debentures, the holders of Issuer Securities of the corresponding series will be entitled to receive, out of assets legally available for distribution to such holders, a Final Distribution or a Liquidation Distribution; provided, however that if an Event of Default under an applicable Trust Agreement shall have occurred and be continuing, the holders of the Common Securities shall be entitled to receive, out of assets legally available for distribution to such holders, distributions only after the holders of the corresponding Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Western Resources, each Issuer, as a holder of Debentures, would be a subordinated creditor of Western Resources, junior in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest before any stockholders of Western Resources receive any payments or distributions. Since Western Resources has agreed to pay for all costs, expenses and liabilities of the Issuers (other than United States withholding taxes and other than the Issuers' obligations to the holders of Preferred Securities under the Preferred Securities, which obligations are independently covered by the Guarantees), the positions of a holder of Preferred Securities and a holder of Debentures relative to other creditors and to stockholders of Western Resources in the event of a liquidation or bankruptcy of Western Resources would be substantially the same.

    A default or event of default under any Senior Indebtedness will not constitute a default or Event of Default under the Debentures. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Debentures provide that no payments may be made in respect of the Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived.

    Failure to make required payments on any series of Debentures would constitute an Event of Default under the Indenture.

                              PLAN OF DISTRIBUTION

    The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. An Issuer may sell its Preferred Securities as soon as practicable after the effectiveness of the Registration Statement of which this Prospectus is a part. The names of any underwriters or dealers involved in the sale of the Preferred Securities of a particular series in respect of which this Prospectus is delivered, the number of Preferred Securities to be purchased by any such underwriters or dealers and the applicable commissions or discounts will be set forth in the applicable Prospectus Supplement.

    Underwriters may offer and sell Preferred Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Preferred Securities, underwriters will be deemed to have received compensation from Western Resources and/or an Issuer in the form of underwriting discounts or commissions. Underwriters may sell Preferred Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

    Any underwriting compensation paid by Western Resources to underwriters in connection with the offering of the Preferred Securities, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters and dealers participating in the distribution of Preferred Securities may be deemed to be underwriters, and any discounts and commissions received by them, and any profit realized by them on resale of such Preferred Securities, may be deemed to constitute underwriting discounts and commissions under the Securities Act. Underwriters and dealers may be entitled, pursuant to their agreement with Western Resources and an Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Western Resources for certain expenses.

    In connection with the offering of the Preferred Securities of a particular series, the Issuer thereof may grant to the underwriters an option to purchase additional Preferred Securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as set forth in the applicable Prospectus Supplement.

    Underwriters and dealers may engage in transactions with, or perform services for, Western Resources, an Issuer and any of their respective affiliates.

    An Issuer's Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom an Issuer's Preferred Securities are sold by such Issuer for public offering and sale may make a market in such Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. Such Preferred Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of meaningful trading markets for any Preferred Securities.

                                    EXPERTS

    The consolidated financial statements and schedules included in or incorporated by reference in Western Resources' 1994 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as set forth in its report. In that report, that firm states that with respect to Kansas Gas and Electric Company (a wholly owned subsidiary of Western Resources), its opinion is based on the report of other public accountants for the year ended December 31, 1992, namely Deloitte & Touche LLP. Since 1993, Arthur Andersen LLP has audited both Western Resources and Kansas Gas and Electric Company. The consolidated financial statements and supporting schedules referred to above have been incorporated herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

    The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Kansas Gas and Electric Company's Annual Report on Form 10-K for the year ended December 31, 1992 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for Western Resources by John K. Rosenberg, Esq., Executive Vice President and General Counsel of Western Resources, by Cahill Gordon & Reindel, a partnership including a professional corporation, counsel for Western Resources, and by Richards, Layton & Finger, special Delaware counsel to Western Resources and the Issuers. The validity of the Preferred Securities will be passed upon for the underwriters by Sidley & Austin. Cahill Gordon & Reindel and Sidley & Austin will not pass upon the incorporation of Western Resources and will rely upon the opinion of John K. Rosenberg, Esq. as to matters of Kansas law and the Public Utility Holding Company Act of 1935. At September 30, 1995, Mr. Rosenberg owned directly and/or beneficially 2,631 shares of Common Stock of Western Resources and had been granted, pursuant to and subject to the terms of Western Resources' Long-Term Incentive Program, 1,466 performance shares.

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WESTERN RESOURCES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                 --------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT


                                                         PAGE
                                                       ---------
Prospectus Summary...................................        S-3
Risk Factors.........................................        S-5
Western Resources Capital I..........................        S-7
Western Resources, Inc...............................        S-8
Coverage Ratios......................................        S-9
Use of Proceeds......................................       S-10
Certain Terms of the Series A Preferred Securities...       S-10
Certain Terms of the Series A Guarantee..............       S-13
Certain Terms of the Series A Debentures.............       S-13
United States Taxation...............................       S-16
Underwriting.........................................       S-19
                     PROSPECTUS
Available Information................................          2
Incorporation of Certain Documents by Reference......          2
The Issuers..........................................          3
Western Resources, Inc...............................          4
Description of the Preferred Securities..............          4
Description of the Guarantees........................         14
Description of the Debentures........................         16
Relationship Among the Preferred Securities, the
 Debentures and the Guarantees.......................         24
Plan of Distribution.................................         25
Experts..............................................         26
Legal Matters........................................         26


                              PREFERRED SECURITIES

                               WESTERN RESOURCES
                                   CAPITAL I

                            (LIQUIDATION AMOUNT $25
                            PER PREFERRED SECURITY)

                              % CUMULATIVE QUARTERLY
                                INCOME PREFERRED
                              SECURITIES, SERIES A

                            GUARANTEED TO THE EXTENT
                           THAT THE ISSUER HAS FUNDS
                             AS SET FORTH HEREIN BY

                            WESTERN RESOURCES, INC.

                                  -----------

                                     [LOGO]

                                  -----------

                              GOLDMAN, SACHS & CO.

                               SMITH BARNEY INC.

                            DILLON, READ & CO. INC.

                       PRUDENTIAL SECURITIES INCORPORATED


                               EDWARD JONES & CO.


                      REPRESENTATIVES OF THE UNDERWRITERS

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    An estimate of expenses, other than underwriting commission, follows:

Securities and Exchange Commission registration fee.............  $  68,966*
New York Stock Exchange listing fee.............................     67,000
Trustee's fees and expenses.....................................     25,000
Printing........................................................    150,000
Legal fees and expenses.........................................    220,000
Accountants' fees and expenses..................................     15,000
Rating agencies fees............................................    100,000
Blue Sky expenses...............................................      5,000
Miscellaneous expenses..........................................     14,034
                                                                  ----------
    Total.......................................................  $ 665,000
                                                                  ----------
                                                                  ----------

--------------
*Fees marked with an asterisk are actual, not estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article XVIII of Western Resources' Restated Articles of Incorporation, as amended, provides that a director of Western Resources shall not be personally liable to Western Resources or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Law.

    Section 17-6305 of the Kansas General Corporation Law (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become parties to an action, suit or proceeding due to their status as directors, officers, employees or agents of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of Western Resources' Restated Articles of Incorporation, as amended, requires Western Resources to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, Western Resources has entered into indemnification agreements with its directors, which provide indemnification broader than that available under Article XVIII and the Indemnification Statute.

    The form of Underwriting Agreement filed as Exhibit 1 to the Registration Statement includes provisions requiring underwriters to indemnify Western Resources, Western Resources Capital I and Western Resources Capital II and their directors and officers who signed this Registration Statement, and their controlling persons, against certain civil liabilities, including liabilities under the Securities Act of 1933, in certain circumstances.

ITEM 16. EXHIBITS.

    The Exhibits to this Registration Statement are listed in the Exhibit Index on Page E-1 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrants hereby undertake:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.  To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Western Resources' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., on behalf of the Registrants, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas on the 28th day of November, 1995.


                                          WESTERN RESOURCES, INC.

                                          By:             /s/ JOHN E. HAYES, JR.
                                             -----------------------------------
                                                     John E. Hayes, Jr.
                                                   CHAIRMAN OF THE BOARD,
                                                     PRESIDENT AND CHIEF
                                                      EXECUTIVE OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                         DATE
------------------------------------------------------  --------------------------------  -----------------------

                                                        Chairman of the Board,
                /s/ JOHN E. HAYES, JR.                   President, and Chief Executive
     -------------------------------------------         Officer (Principal Executive        November 28, 1995
                  John E. Hayes, Jr.                     Officer)

                                                        Executive Vice President and
                /s/ STEVEN L. KITCHEN                    Chief Financial Officer
     -------------------------------------------         (Principal Financial and            November 28, 1995
                  Steven L. Kitchen                      Accounting Officer)

                 /s/ FRANK J. BECKER
     -------------------------------------------                    Director                 November 28, 1995
                   Frank J. Becker

                  /s/ GENE A. BUDIG
     -------------------------------------------                    Director                 November 28, 1995
                    Gene A. Budig

                  /s/ C.Q. CHANDLER
     -------------------------------------------                    Director                 November 28, 1995
                    C.Q. Chandler

               /s/ THOMAS R. CLEVENGER
     -------------------------------------------                    Director                 November 28, 1995
                 Thomas R. Clevenger

                  /s/ JOHN C. DICUS
     -------------------------------------------                    Director                 November 28, 1995
                    John C. Dicus

                      SIGNATURE                                      TITLE                         DATE
------------------------------------------------------  --------------------------------  -----------------------

                 /s/ DAVID H. HUGHES
     -------------------------------------------                    Director                 November 28, 1995
                   David H. Hughes

              /s/ RUSSELL W. MEYER, JR.
     -------------------------------------------                    Director                 November 28, 1995
                Russell W. Meyer, Jr.

                 /s/ JOHN H. ROBINSON
     -------------------------------------------                    Director                 November 28, 1995
                   John H. Robinson

                 /s/ SUSAN M. STANTON
     -------------------------------------------                    Director                 November 28, 1995
                   Susan M. Stanton

                  /s/ LOUIS W. SMITH
     -------------------------------------------                    Director                 November 28, 1995
                    Louis W. Smith

                /s/ KENNETH J. WAGNON
     -------------------------------------------                    Director                 November 28, 1995
                  Kenneth J. Wagnon



    Pursuant to the requirements of the Securities Act of 1933, Western Resources Capital I and Western Resources Capital II, the Registrants, certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration
Statement to be signed on their behalf by the undersigned, thereto duly authorized, in the City of Topeka, State of Kansas on the 28th day of November, 1995.


                                          WESTERN RESOURCES CAPITAL I
                                                 (Registrant)

                                          By: Western Resources, Inc.,
                                              as Depositor


                                          By: /s/ STEVEN L. KITCHEN
                                          --------------------------------------


                                                Steven L. Kitchen


                                             EXECUTIVE VICE PRESIDENT
                                            AND CHIEF FINANCIAL OFFICER


                                          WESTERN RESOURCES CAPITAL II
                                                 (Registrant)

                                          By: Western Resources, Inc.,
                                              as Depositor


                                          By: /s/ STEVEN L. KITCHEN
                                          --------------------------------------


                                                Steven L. Kitchen


                                             EXECUTIVE VICE PRESIDENT
                                            AND CHIEF FINANCIAL OFFICER

                               INDEX TO EXHIBITS


   EXHIBIT                                                                                                         SEQUENTIALLY
   NUMBER                 EXHIBIT                                                                                  NUMBERED PAGE
-------------             -------------------------------------------------------------------------------------  -----------------
         1*       --      Form of Underwriting Agreement.......................................................
         4(a)*    --      Form of Preferred Security Certificate (included as Exhibit E to Exhibit 4(j)).......
         4(b)*    --      Form of Debenture (included in Exhibit 4(d)).........................................
         4(c)*    --      Form of Indenture....................................................................
         4(d)*    --      Form of Supplemental Indenture.......................................................
         4(e)*    --      Form of Guarantee Agreement (Agreements are substantially identical except for names and dates)..........................................................................
         4(f)*    --      Certificate of Trust for Western Resources Capital I.................................
         4(g)*    --      Certificate of Trust for Western Resources Capital II................................
         4(h)*    --      Trust Agreement for Western Resources Capital I......................................
         4(i)*    --      Trust Agreement for Western Resources Capital II.....................................
         4(j)*    --      Form of Amended and Restated Trust Agreement (Agreements are substantially identical except for names and dates).........................................................
         5(a)*    --      Opinion of John K. Rosenberg, Esq. relating to the legality of the Debentures and the
                           Guarantees, including consent.......................................................
         5(b)*    --      Opinion of Richards, Layton & Finger, special Delaware counsel, relating to the legality of the Preferred Securities of Western Resources Capital I, including consent.............................................................................
         5(c)*    --      Opinion of Richards, Layton & Finger, special Delaware counsel, relating to the legality of the Preferred Securities of Western Resources Capital II, including consent.............................................................................
         8*       --      Opinion of Cahill Gordon & Reindel, as to tax matters, including consent.............
        10*       --      Form of Expense Agreement (Agreements are substantially identical except for names and dates) (included as Exhibit D in Exhibit 4(j))..................................
        12        --      Computation of Ratio of Consolidated Earnings to Fixed Charges and Computation of
                           Ratio of Consolidated Earnings to Combined Fixed Charges and Preferred and
                           Preference Dividend Requirements....................................................
        23(a)*    --      Consent of John K. Rosenberg, Esq. (contained in Exhibit 5)..........................
        23(b)*    --      Consent of Richards, Layton & Finger (contained in Exhibits 5(b) and 5(c))...........
        23(c)*    --      Consent of Cahill Gordon & Reindel (contained in Exhibit 8)..........................
        23(d)     --      Consent of Independent Public Accountants, Arthur Andersen LLP.......................
        23(e)     --      Consent of Independent Auditors, Deloitte & Touche LLP...............................
        25(a)*    --      Form T-1 Statement of Eligibility under the Trust Indenture Act of Wilmington Trust
                           Company, as Indenture Trustee under the Indenture...................................
        25(b)*    --      Form T-1 Statement of Eligibility under the Trust Indenture Act of Wilmington Trust
                           Company, as Property Trustee under the Trust Agreements for Western Resources
                           Capital I and Western Resources Capital II..........................................
        25(c)*    --      Form T-1 Statement of Eligibility under the Trust Indenture Act of Wilmington Trust
                           Company, as Guarantee Trustee under the Guarantee Agreements for Western Resources
                           Capital I and Western Resources Capital II..........................................

--------------
* Previously Filed


                                      E-1